Exhibit 10.22

Subcontract No.	07822S1	Prime Contract No.	HHSN272201100028C
Start Date	9/30/2011	End Date	31 October 2013
Contract Value	$13,327,071	Funded Amount	See Part VIII table
Subcontract Type	Cost Plus Fixed Fee (CPFF) Subcontract
Title	Development of Novel Tetracycline Countermeasures for Respiratory Disease Caused by Biothreat and Antibiotic-Resistant Public Health Pathogens

THIS SUBCONTRACT is by and between:

CUBRC, Inc.	Administrative Point of Contact:
4455 Genesee Street	Susan R. Schock
Buffalo, NY 14225	Phone:	716.204.5137
	Fax:	716.204.5450
	Mobile:	716.510.2139
(hereinafter called the “CUBRC”)	E-mail:	Susan.schock@cubrc.org

and

Tetraphase Pharmaceuticals, Inc.	Administrative Point of Contact:
480 Arsenal Street	David C. Lubner
Watertown, MA 02472	Phone:	617.715.3551
	Fax:	617.735.4802
	Mobile:	508.735.4802
(hereinafter called the “Tetraphase”)	Email:	dlubner@tphase.com

WITNESSETH

WHEREAS, both parties acknowledge that this work is funded under Prime Contract No. HHSN272201100028C funded by the National Institute of Allergy and Infectious Diseases (NIAID), National Institutes of Health (NIH), Department of Health and Human Services (HHS) and CUBRC, Inc. shall be the Prime Contractor while Tetraphase Pharmaceuticals, Inc. shall be a subcontractor to CUBRC. CUBRC desires to have Tetraphase perform certain services and Tetraphase desires to undertake the performance of said services as a subcontractor to CUBRC. NOW, THEREFORE, the parties hereby covenant and agree pursuant to the Schedule, General Provisions, and Exhibits hereinafter incorporated as follows:

SCHEDULE

PART I          STATEMENT OF WORK

Tetraphase agrees to complete the Statement of Work, herein incorporated as Exhibit A-1.

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PART II          DELIVERABLES

The deliverables as described in the Statement of Work, as well as the administrative and/or closeout deliverables itemized below shall be provided to CUBRC by Tetraphase.

Title	Due Date	Submit To

Review of Strategic Staged Product Development and Work Plan	[**]	Radcliff@cubrc.org contracts@cubrc.org

Monthly Technical Progress Reports—develop all content for CMC and clinical activities and review and edit the technical summaries of completed preclinical studies using template provided	[**] business days before the [**] of following month	Radcliff@cubrc.org contracts@cubrc.org

Annual Technical Report—develop all content for CMC and clinical activities and review and edit the technical summaries of completed preclinical studies using template provided	[**] business days before the [**] of first month of new 12 month period	Radcliff@cubrc.org contracts@cubrc.org

Draft Final Technical Report—develop all content for CMC and clinical activities and provide review and edit the technical summaries of completed preclinical studies using template provided	Draft final report due [**] calendar days prior to completion of the contract.	Radcliff@cubrc.org contracts@cubrc.org

Review of Final Technical Report and Summary of Salient Results	[**] business days after received	Radcliff@cubrc.org contracts@cubrc.org

Audit Reports	[**] days after completion of the audit	Radcliff@cubrc.org contracts@cubrc.org

Clinical Protocols and supporting documents (draft, final, and revisions)	As requested	Radcliff@cubrc.org contracts@cubrc.org

Review of GO/NO GO Decision Gate Reports or Deviation/Change request	[**] calendar days prior to the date planned for exercising an option	Radcliff@cubrc.org contracts@cubrc.org

Draft and Final Regulatory Submission Documents to the FDA, including pre-IND, IND and End of Phase I package, as necessary	As requested	Radcliff@cubrc.org contracts@cubrc.org

Copies of FDA Correspondence and Meeting Summaries	Within [**] business days upon receipt of these from the FDA	Radcliff@cubrc.org contracts@cubrc.org

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Co-development of Draft non-clinical protocols and approval of Final non-clinical protocols (safety, toxicity, and efficacy)	[**] business days before animals are ordered (in vivo studies) or study is initiated (in vitro studies)	Radcliff@cubrc.org contracts@cubrc.org

Review of Draft and Final nonclinical study reports (safety, toxicity, and efficacy) delivered to Tetraphase by CUBRC	[**] business days after their received for draft reports; [**] business days after it is received for final reports	Radcliff@cubrc.org contracts@cubrc.org

Draft Clinical Study Report	As requested	Radcliff@cubrc.org contracts@cubrc.org

Final Clinical Study Report	[**] calendar days after completion of data analysis	Radcliff@cubrc.org contracts@cubrc.org

Other Clinical Reports (e.g. IND annual reports, NIH clinical population reports, and clinical safety monitoring reports)	As requested	Radcliff@cubrc.org contracts@cubrc.org

Samples of Therapeutics (not for human use)	[**] doses of equivalent amount delivered to COTR or as directed by COTR	Radcliff@cubrc.org contracts@cubrc.org

Employee Rosters	As requested	Radcliff@cubrc.org contracts@cubrc.org

Contractor-Employee Non-Disclosure Agreements	As requested	Radcliff@cubrc.org contracts@cubrc.org

Monthly Invoice	[**] of following month	Invoice@cubrc.org

Invention and Patent Report(s)	As required by FAR 52.227-11 and upon completion	Government

Government Property Inventory Report	Annually by [**]	Contracts@cubrc.org

Closeout Documentation	Upon completion	Contracts@cubrc.org

Patent reports include invention disclosure reports, confirmatory license and Government support certification as applicable, as well as annual utilization reports and a final invention/patent report on the expiration date of this subcontract. If no invention is disclosed or no activity has occurred on a previously disclosed invention, a negative report shall still be submitted.

CUBRC shall provide Tetraphase with the opportunity to review and comment on the draft deliverables for each item identified in the above table prepared by CUBRC for submission to the Customer. CUBRC shall provide Tetraphase with maximum time to review and provide comments, subject to submission deadlines, which time shall in no event be less than [**] calendar days, unless 1) Tetraphase has not met its delivery schedule to CUBRC on a specific/subject deliverable or unless 2) mutually agreed to in writing (via e-mail) between the CUBRC Director of Contracts & Legal and the Tetraphase SVP/CFO or President/CEO. CUBRC shall reflect comments provided by Tetraphase in such documents particularly with respect to all technical matters relating to TP-271, before submission to the Customer.

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All reports and documentation required by FAR Clause 52.227-11, Patent Rights-Ownership by the Contractor including, but not limited to, the invention disclosure report, the confirmatory license, and the

Government support certification, shall be directed to the Division of Extramural Inventions and Technology Resources (DEITR), OPERA, OER, NIH, 6705 Rockledge Drive, Suite 310, MSC 7980, Bethesda, Maryland 20892-7980 (Telephone: 301-435-1986). If no invention is disclosed or no activity has occurred on a previously disclosed invention during the applicable reporting period, a negative report shall be submitted to the Contracting Officer at the address listed above. Tetraphase shall notify CUBRC of all submissions to DEITR.

PART III          PACKAGING, MARKING AND SHIPPING

All deliverables required under this Subcontract shall be packaged, marked and shipping in accordance with best commercial practices. At a minimum, all deliverables shall be marked with the Subcontract Number, the Prime Contract Number and Tetraphase’s name. Tetraphase shall guarantee that all required materials shall be delivered in immediate usable and acceptable conditions.

PART IV          INSPECTION AND ACCEPTANCE

The CUBRC Program Manager or the Deputy Program Manager will perform initial inspection and acceptance of materials and services to be provided under this Subcontract. Final inspection and acceptance shall occur upon inspection and acceptance by the designated Government official.

PART V          SUBCONTRACT TYPE

This is a Cost-Plus-Fixed-Fee (CPFF) type Subcontract under Prime Contract HHSN272201100028C.

PART VI          PERIOD OF PERFORMANCE

The services for this effort to be performed by Tetraphase shall commence on 30 September 2011 and shall be completed 31 October 2013.

PART VII          SUBCONTRACT VALUE

The total Subcontract Value shall be a Not-to-exceed amount of $13,327,071 for services associated with the summary tables in Exhibit A-2. The total Not-to-exceed amount is dependent upon the exercise of all options.

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PART VIII          AUTHORIZED FUNDING

The Total Authorized Funding shall not exceed the amounts shown in the following table for this CPFF Subcontract. This Subcontract will be incrementally funded. Any contract modifications shall specify the authorized funding and associated work effort.

Task No.	Task Description	Task Code	Subcontract Award Amt.	Current Action (Cost)	Current Action (Fee)	Authorized Funding

1.01	[**]	[**]	[**]	[**]	[**]	[**]

1.02	[**]	[**]	[**]

1.03	[**]	[**]	[**]

1.04	[**]	[**]	[**]

1.05	[**]	[**]	[**]

1.06	[**]	[**]	[**]

1.07	[**]	[**]	[**]

1.08	[**]	[**]	[**]

1.09	[**]	[**]	[**]

1.10	[**]	[**]	[**]

1.11	[**]	[**]	[**]

1.12	[**]	[**]	[**]

1.13	[**]	[**]	[**]

1.14	[**]	[**]	[**]

		Totals:	[**]	[**]	[**]	[**]

Notwithstanding any other provision of this Subcontract, Tetraphase shall not proceed with the performance of any work after the total sum allotted by this paragraph, Authorized Funding, has been expended, unless and until Tetraphase shall have been notified, in writing, by CUBRC that said sum has been increased. If CUBRC shall notify Tetraphase that said sum shall not be increased, the Subcontract shall be considered completed. CUBRC’s liability for the funding contemplated hereby is expressly limited to the sum stated in this provision, as increased hereunder. Nothing in excess of the amount stated in this provision, as increased hereunder, shall be expended until written notification is furnished by CUBRC.

PART IX          INVOICES AND PAYMENT

Tetraphase shall submit monthly invoices for this effort by the [**] of the following month. Invoices shall be submitted to either invoice@cubrc.org or to:

ATTN: Accounts Payable

CUBRC, Inc.

4455 Genesee Street

Buffalo, NY 14225

All invoices must be signed by an authorized Tetraphase representative. By submission of an invoice, Tetraphase certifies that all costs invoiced are allowable in accordance with FAR 52.216-7 and FAR Part 31, Cost Principles and the requirements of this Subcontract, are accurate and represent actual costs incurred for the period.

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Additionally, the following statement must be on each invoice:

“I hereby certify that the salaries charged in this invoice are in compliance with the SALARY RATE LIMITATION LEGISLATION PROVISIONS Article H.6 in this Subcontract.”

Article H.6, Salary Rate Limitation, HHSAR 352.231.70 (January 2010) can be found in Exhibit C, Special Requirements.

All invoices shall be broken out at the task level and be summarized on a cover sheet. The cover sheet shall also include Tetraphase’s Federal Taxpayer Identification Number (TIN) and the DUNS and a unique Invoice Number. Each invoice submitted shall include, at a minimum, the Subcontract Number, current and cumulative costs by cost element (e.g. labor, materials, travel, other direct costs), and fee where applicable. Per NIAID invoice instructions, a list detailing a breakout of the labor, materials, travel, individual subcontractors, individual consultants and other direct costs that corresponds with each month’s summary invoices as a backup supporting document. Invoices that do not contain this information shall be returned to Tetraphase without payment.

CUBRC shall pay the fixed fee specified in the costing in Exhibit A-2 to the Subcontractor for performance of this Subcontract for those options that are exercised. Payment of fixed fee is subject to the FAR 52.216-8, Fixed Fee clause in Exhibit B, which sets aside a reserve to protect the Government’s interest. This reserve shall not exceed fifteen percent (15%) or $100,000, whichever is less. Seventy-five percent (75%) of the withheld fee shall be released when the terms of FAR 52.216-8 are satisfied and the Subcontractor has requested such release. Up to ninety percent (90%) may be released when the terms of FAR 52.216-8 are satisfied and the Subcontractor has requested such release.

Completion Invoice: The completion invoice shall be submitted promptly upon completion of the work, but no later than [**] from the Subcontract completion date, or within [**] days after settlement of the final indirect cost rates covering the year in which the Subcontract is physically complete (whichever date is later). Tetraphase shall submit the completion invoice when all costs have been assigned to the Subcontract and it completes all performance provisions.

Final Invoice: A final invoice may be required after the amounts owed have been settled between the Government and the Contractor (e.g., resolution of all suspensions and audit exceptions).

CUBRC shall make payment within [**] days after receipt of an invoice containing all the information and applicable supporting material as required by this Subcontract.

PART X          KEY PERSONNEL

Key Personnel is defined as those persons employed by Tetraphase whose technical expertise is of key importance to the successful completion of the Statement of Work. Tetraphase shall exercise its reasonable discretion to designate Key Personnel and shall notify CUBRC of changes in Key Personnel. [**] shall initially be considered Key Personnel for this effort.

PART XI          GOVERNMENT PROPERTY

Tetraphase is responsible and liable for all Government property, furnished or acquired, in their possession pursuant to FAR 52.245-1 and HHS Contracting Guide for Contract of Government Property. (See Exhibit F) Any loss or destruction of, or damage to, Government Property in the possession of Tetraphase must be reported to CUBRC within [**] days of discovery.

Tetraphase shall set up a property control system to maintain records of property that is acquired or furnished to the Tetraphase. Tetraphase shall furnish the CUBRC Property Coordinator listed below a complete inventory of all Government Property in its possession that has not been tested to destruction, completely expended in performance, or incorporated and made a part of a deliverable end item using Exhibit D Government Property Report. Exhibit A must be submitted by [**] annually and within [**] days upon completion. The reporting period will be the start date of this subcontract through [**] annually and for the entire period of performance upon completion or termination. Disposition instructions will be provided to Tetraphase in accordance with the Government’s direction.

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Any property purchased or acquired by Tetraphase under this subcontract that is not tested to destruction, completely expended in performance of this subcontract, or incorporated and made part of a deliverable end item shall not be used for any other purposes (private, personal, company-internal, etc.) or contract (Government or private), unless and until Tetraphase receives written permission from CUBRC via a modification or amendment to this subcontract. Tetraphase shall retain all, and not dispose of any, property purchased or acquired under this subcontract that is not tested to destruction, completely expended or incorporated and made part of a deliverable end item until disposition instructions are received from CUBRC.

CUBRC shall furnish Tetraphase the following items of Government Property: None

PART XII          FLOWDOWN CLAUSES

The Clauses specified in Exhibit B are hereby incorporated and made part of this Subcontract. The intent of the parties is for these clauses to govern the respective rights and responsibilities of the parties to this Subcontract so as to enable CUBRC to carry out its contract responsibilities to the Government. Clauses or portions thereof that are not applicable to the type of subcontract, scope of work, and/or dollar value of this Subcontract are self-deleting.

PART XIII          REPRESENTATIONS AND CERTIFICATIONS

Tetraphase’s Representations, Certifications and Other Statements of Offeror executed 11/2/2010 by Tetraphase for this award as well as its representations and certifications in ORCA, if applicable, are hereby incorporated by reference. Tetraphase shall immediately notify CUBRC of any change of status regarding any certification or representation.

PART XIV          AMENDMENTS REQUIRED BY PRIME CONTRACT

Tetraphase shall, at the request of CUBRC, negotiate in good faith amendments to this Subcontract to incorporate additional provisions herein or to change provisions hereof, as may be necessary in order to facilitate CUBRC’s compliance with the provisions of the applicable Prime Contract or with the provisions of amendments to such Prime Contract. Any such amendment to this Subcontract shall provide for mutually-agreed increases or decreases in the estimated cost of, or the time required for, performance of any part of the work to be performed under this Subcontract.

PART XV          OTHER DIRECT COSTS INCLUDING TRAVEL AND MATERIALS

Except as reflected in Exhibit A-2, travel, materials, subcontracts, consultants and other direct cost charges are unallowable to this Subcontract without prior written approval from CUBRC and the Government Contracting Officer concurrence. All requests for approval shall be submitted to CUBRC with reasonable advance notice before incurring these charges. Travel authorized under this Subcontract shall be governed by and in compliance with the Federal Travel Regulation (FTR) located at www.gsa.gov/federaltravelregulation and any other applicable Federal regulation or statue. Travel, materials and other direct costs shall be reimbursed at cost plus applicable burdens and fee.

Per Article B.4 of the Prime Contract and except as reflected in Exhibit A-2, the Government Contracting Officer must approve the items listed below, in writing in order for the associated charges to be allowable costs under this Subcontract. All requests shall be submitted to contracts@cubrc.org with appropriate justification, including consultant agreements and draft subcontract agreements, for submission to the Government.

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(1)	Acquisition, by purchase or lease, of any interest in real property;
(2)	Special rearrangement or alternation of facilities;
(3)	Purchase or lease of any item of general purpose office furniture or office equipment regardless of dollar value;
(4)	Travel costs;
(5)	Consultant costs;
(6)	Subcontract costs;
(7)	Patient care costs;
(8)	Accountable government property
(9)	Research funding

GENERAL PROVISIONS

ARTICLE I          CONFIDENTIALITY

It is recognized that in the course of performance of their obligations under this Subcontract, either party (CUBRC or Tetraphase) may disclose to the other certain confidential and/or proprietary information of their own or received from a third party. In the event of such a disclosure, the party receiving the disclosure agrees that such information shall be deemed Proprietary Information of the other party under the Confidentiality Agreement dated as of December 11, 2009 between CUBRC and Tetraphase, as amended, and to maintain such information in confidence in accordance with the terms and conditions thereof. Notwithstanding the foregoing, confidential and /or proprietary information that relates to or arises out of Project IP (as defined below) shall be deemed confidential and/or proprietary information of Tetraphase.

ARTICLE II          DISCLOSURE OF INFORMATION TO THIRD PARTIES

The Government encourages the publication of the results of work under this Subcontract. A copy of each article Tetraphase submits for publication shall be forwarded promptly to CUBRC at contracts @cubrc.org.

Tetraphase shall also inform CUBRC when the article or other publication is published and furnish a copy of it as finally published. Tetraphase shall not display the HHS logo on any publications unless previously authorized by the cognizant Government official via the CUBRC contracts staff.

ARTICLE III          USE OF EITHER PARTY’S NAME

In connection with this Subcontract or any relationships arising out of, by or through this Subcontract or any report, study, or document produced in connection therewith, neither party shall not, without the prior written consent of the other party, use the name of the other party, its members, affiliates, agents or assignees, or any member of its staff of any of the foregoing or any logo, symbol or insignia of the other Party or any of the foregoing, in any form of document, publicity, advertising, or disseminated material.

ARTICLE IV          PROPERTY LIABILITY

CUBRC shall not be liable for loss or destruction of, or damage to, property owned or furnished by Tetraphase in connection with this Subcontract unless such loss, destruction or damage results from willful misconduct or failure to exercise good faith on the part of CUBRC’s officers.

ARTICLE V          NON-SOLICITATION OF EMPLOYEES

It is expressly agreed and understood by the parties that the personnel of the other party, including consultants, who are engaged in pursuit and/or performance of this program shall not be solicited for the purpose of inducing them to join the party’s employ during the course of this Subcontract and any follow-on subcontracts. This clause shall in no way be construed to restrict, limit or encumber the rights of any employee granted by law. This clause does not preclude employees of either party from pursuing employment opportunities with the other party on their own initiative or in response to public advertisements published by either party.

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ARTICLE VI          WARRANTY

Tetraphase warrants that it is and shall remain free of any obligation or restriction which would interfere or be inconsistent with or present a conflict of interest concerning the Work to be furnished by Tetraphase under this Subcontract.

Tetraphase warrants that it will perform the services under this Subcontract with the degree of high professional skill and sound practices and judgment which is normally exercised by recognized professional firms with respect to services of a similar nature. All warranties shall apply to CUBRC and its customers.

ARTICLE VII          INTELLECTUAL PROPERTY

All inventions or intellectual property in existence prior to this Subcontract that are used in connection with the activities conducted hereunder shall remain the property of the party introducing the same and records shall be made of such information introduced.

Title and ownership of any intellectual properties, whether or not copyrighted, patented or patentable, or otherwise created solely by Tetraphase shall reside with Tetraphase.

CUBRC hereby assigns and agrees to engage only other subcontractors that agree, subject to the rights of the Government, to assign to Tetraphase all right, title and interest throughout the world in and to all intellectual property that relates in whole or in part to Tetraphase compounds or information or data obtained using those compounds, including inventions (whether or not patentable), which are discovered or reduced to practice by CUBRC and/or CUBRC’s other subcontractors (hereinafter collectively referred to as “Project IP”) in the course of carrying out work pursuant to the Statement of Work under this program. CUBRC will disclose to Tetraphase all Project IP of which it becomes aware. CUBRC will, at the expense and the written request of Tetraphase, use best efforts to execute and cause its other subcontractors to execute all documents as Tetraphase may reasonably request to transfer to and vest in Tetraphase the ownership and registration of all intellectual property rights that may exist in such Project IP. For the sake of clarity, the preceding shall exclude improvements solely relating to the Pre-existing IP of CUBRC or CUBRC’s other subcontractors. Tetraphase will develop and provide suitable language for CUBRC to incorporate into the required subcontracting and other documents.

In performing services under this Subcontract, Tetraphase will use reasonable efforts under the circumstances to avoid knowingly infringing any intellectual property, including without limitation one or more patents of any third party, or misappropriating trade secrets. If either party becomes aware of any potential infringement and/or misappropriation during the term of this Subcontract, such party agrees to promptly notify the other in writing.

Except as specifically provided above, nothing contained in this Subcontract shall be deemed to grant either directly or by implication, estoppel, or otherwise, any license under any existing rights of intellectual property owned by either party, their employees, and/or their agents.

To the extent that any invention has been funded, in whole or in part, by the Federal Government, the assignment of title or the granting of any license above is subject to federal law set forth in 35 U.S.C. §§200 et. seq., as amended, and the regulations promulgated thereunder, as amended, or any successor statutes of regulations (the “Federal Patent Policy”). Any right granted in this Subcontract greater than that permitted under the Federal Patent Policy shall be modified as may be required to conform to the provisions of the Federal Patent Policy.

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ARTICLE VIII          INSURANCE

Tetraphase, at no additional cost to CUBRC, shall maintain at a minimum the following types of insurance coverage and limits of liability during performance of this Subcontract:

1)          Commercial General Liability (CGL) with limits of insurance of not less than $1,000,000 each Occurrence and $2,000,000 Annual Aggregate. CGL coverage shall be written on ISO Occurrence form CG 00 01 10 93 or a substitute form providing equivalent coverage and shall cover liability arising from premises, operations, independent Subcontractors, products-completed operations, and personal and advertising injury. If the CGL coverage contains a General Aggregate Limit, such General Aggregate shall apply separately to each project.

CUBRC shall be included as Additional Insureds on Tetraphase’s CGL policy using ISO Additional Insured endorsement CG 20 10 11 85, or CG 20 10 10 93 and CG 20 37 10 01, or CG 20 33 10 01 and CG 20 37 10 01, or an endorsement providing equivalent coverage to the Additional Insureds. This insurance for the Additional Insureds shall be as broad as the coverage provided for the named insured Tetraphase. This insurance for the Additional Insureds shall apply as primary and non-contributing insurance before any insurance or self-insurance, including any deductible, maintained by, or provided to, the Additional Insureds.

2)	Business Automobile Liability (AL) with limits of insurance of not less than $1,000,000 each accident.

AL coverage must include coverage for liability arising out of all owned, leased, hired and non-owned automobiles.

CUBRC shall be included as Additional Insureds on Tetraphase’s AL policy. The AL coverage for the Additional Insureds shall apply as primary and non-contributing insurance before any insurance maintained by the Additional Insureds.

3)	Workers Compensation (WC) & Employers Liability (EL) with limits of insurance of not less than $100,000 each accident for bodily injury by accident and $100,000 each employee for injury by disease.

4)	Commercial Umbrella Liability (UL) with limits of insurance of not less than $5,000,000. UL coverage must include CUBRC as an Additional Insured.

Tetraphase waives all rights against CUBRC and its agents, officers, directors and employees for recovery of damages to the extent these damages are covered by CGL, AL, WC & EL or UL insurance maintained per the requirements stated above.

A Certificate of Insurance acceptable to CUBRC shall be submitted to CUBRC upon completion of negotiations of this Agreement. A copy of the General Liability Additional Insured endorsement shall be attached to the Certificate of Insurance.

No insurance policy required above will be cancelled, allowed to expire or reduced in coverage without at least 30 days, or reasonable time, prior written notice to the CUBRC.

ARTICLE IX          INDEMNIFICATION

(a)          To the fullest extent permitted by law, Tetraphase shall defend, indemnify and hold harmless CUBRC and its officers, directors, agents and employees (the “CUBRC Indemnitees”) from and against all damages, liabilities, losses and expenses (including but not limited to reasonable attorneys’ fees) (“Losses”) incurred in connection with any third-party claim, action or proceeding (“Claims”) arising out of the performance or lack of performance by Tetraphase of the work under this Subcontract (including

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any amendments or additions thereto), provided that any such Loss is attributable to bodily injury, sickness, disease or death, or physical injury to tangible property including loss of use of that property, or loss of use of tangible property that is not physically injured, and caused by any:

(i)          act or omission of any Tetraphase Indemnitee or any subcontractor engaged by Tetraphase to perform work under this Subcontract; or

(ii)          violation of any statutory duty, regulation, ordinance, rule or obligation by Tetraphase.

Notwithstanding the foregoing, the indemnity in this clause (a) shall not apply to the extent that any such Losses (A) are attributable to the negligence or willful misconduct of any CUBRC Indemnitees, (B) a breach of any representation, warranty or obligation of CUBRC under this Subcontract or (C) are otherwise subject to an obligation by CUBRC to indemnify the Tetraphase Indemnitees under clause (b).

The obligations under this clause (a) shall not limit in any way the amount or type of insurance required to be provided to or for the benefit of CUBRC as described in Article VIII (Insurance).

(b)          To the fullest extent permitted by law, CUBRC shall defend, indemnify and hold harmless Tetraphase and its officers, directors, agents and employees (the “Tetraphase Indemnitees”) from and against all Losses incurred in connection with any Claims arising out of the performance or lack of performance by CUBRC of the work under this Subcontract or the Prime Contract (including any amendments or additions thereto), provided that any such Loss is attributable to bodily injury, sickness, disease or death, or physical injury to tangible property including loss of use of that property, or loss of use of tangible property that is not physically injured, and caused in whole or in part by any:

(i)          act or omission of any CUBRC Indemnitee or any contractor or subcontractor (other than Tetraphase) engaged by CUBRC to perform work under this Subcontract or the Prime Contract; or

(ii)          violation of any statutory duty, regulation, ordinance, rule or obligation by CUBRC.

Notwithstanding the foregoing, the indemnity in this clause (b) shall not apply to the extent that any such Losses (A) are attributable to the negligence or willful misconduct of any Tetraphase Indemnitees, (B) a breach of any representation, warranty or obligation of Tetraphase under this Subcontract or (C) are otherwise subject to an obligation by Tetraphase to indemnify the CUBRC Indemnitees under clause (a).

(c)          The obligations under this Article shall not be construed to negate, abridge or reduce any other right or obligation that would otherwise exist as to any person or entity described in this Article.

(d)          Any party liable to provide indemnification hereunder shall be entitled, at its option, to control the defense and settlement of any Claim on which it is liable, provided that the indemnifying party shall act reasonably and in good faith with respect to all matters relating to the settlement or disposition of the Claim as the disposition or settlement relates to the indemnified party. The indemnified party shall reasonably cooperate in the investigation, defense and settlement of any Claim for which indemnification is sought hereunder and shall provide prompt notice of any such Claim or reasonably expected Claim to the indemnifying party. An indemnified party shall have the right to retain its own separate legal counsel at its own expense. No settlement or compromise of a Claim subject to the indemnification provision will be binding on either party without prior written consent. Such consent of settlement or compromise will not be unreasonably withheld. Neither party will admit fault on behalf of the other party without the written approval of that party.

To the extent that the CUBRC suffers a price reduction under its Prime Contract as a result of defective cost or pricing data or certifications furnished by Tetraphase in connection with this Subcontract, that were not complete, accurate, and current, Tetraphase shall indemnify CUBRC in the full amount of any such reduction (and for all costs reasonably incurred by the CUBRC in connection therewith) provided that the CUBRC furnished Tetraphase with sufficient notice to enable Tetraphase to defend against any claim for defective cost or pricing data, and further provided that the CUBRC cooperates with Tetraphase in the presentation of such defense to the United States Government (which cooperation and defense shall be at Tetraphase’s costs and expense).

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ARTICLE X          TERMINATION

A.	Termination for Convenience:
1. CUBRC may terminate part or all of the Subcontract for its convenience only to the extent that the corresponding parts of the Prime Contract are terminated by the US Government. CUBRC and Tetraphase shall continue all work not terminated. Such termination shall be in accordance with FAR 52.249-6 – Termination (Cost-Reimbursement).

2. Tetraphase may terminate part, or all, of this Subcontract by giving written notice to CUBRC; provided however that such termination shall not be effective until the U.S. Government terminates or cancels corresponding portions of the Prime Contract. CUBRC shall use its best efforts to secure a final termination settlement terminating or canceling the corresponding portions of the Prime Contract on terms agreeable to all three organizations.

3. Neither CUBRC nor Tetraphase shall assign, transfer or convey, in whole or in part, this subcontract without the prior written consent of the other party. Such consent shall not be unreasonably withheld. Notwithstanding the foregoing however, Tetraphase may assign this Subcontract without CUBRC’s consent to an affiliate of Tetraphase or to a third party that acquires, by merger, sale of assets, recapitalization, reorganization or similar transaction, or otherwise, all or substantially all of the business of Tetraphase to which the subject matter of this Subcontract relates.

4. Upon termination, in accordance with CUBRC’s written direction, Tetraphase will immediately: (a) initiate a prompt and orderly cessation of work; (b) prepare and submit to CUBRC an itemization of all completed and partially completed deliverables and services; (c) deliver to CUBRC deliverables satisfactorily completed up to the date of termination at the agreed upon prices in the relevant Statement of Work; and (d) deliver upon request any work in process. CUBRC will compensate Tetraphase for the actual, allowable, and reasonable expenses (to include profit) incurred by Tetraphase for work in process up to and including the earliest date upon which such work in process can be reasonably stopped, provided Tetraphase has used reasonable efforts to mitigate CUBRC’s liability under this clause.

5. In no event shall either party be liable for lost or anticipated profits, unabsorbed indirect costs or overhead, or for any sum in excess of the total subcontract value. Tetraphase’s termination claim shall be submitted within [**] calendar days from the effective date of the termination.

B.	Termination for Default:
1. Tetraphase, by written notice to CUBRC, may terminate this Subcontract if CUBRC materially breaches its obligations to Tetraphase under one or more of the Schedule Part IX (payment) but only if the invoice is not disputed in good faith, General Provisions Article I (Confidentiality), or General Provision Article XX (Communications with CUBRC’s Customer) hereunder. Except for alleged breaches of CUBRC’s obligations under General Provisions Article I, CUBRC shall have [**] calendar days (or such longer period as the Tetraphase may authorize in writing) to cure any such failure(s) after CUBRC’s receipt of notice from the Tetraphase. If the parties cannot resolve their differences so as to avoid such termination, CUBRC may notify the U.S. Government of such action and its impact on the Prime Contract. Nothing in this paragraph shall be deemed to limit any other rights and/or remedies that either party may have under this Subcontract.
2. Tetraphase shall be compensated only for the work actually delivered and accepted. CUBRC and Tetraphase shall agree on the amount of payment for these other deliverables.
3. Tetraphase shall continue all work not terminated.

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C.	Termination for Bankruptcy:

In the event of the bankruptcy or insolvency of either party, or of any assignment by either party for the benefit of its creditors, the other party shall have the right to terminate this Subcontract.

ARTICLE XI          RECORDS RETENTION

Tetraphase shall retain records relating to this Subcontract as prescribed in the Federal Acquisition Regulation (FAR) Subpart 4.703 through 4.705-3. Tetraphase shall ensure that appropriate internal controls are in place and properly functioning to satisfy this requirement.

CUBRC shall have access to such records, and any other records Tetraphase is required to maintain under this Subcontract, for the purpose of audit during normal business hours, upon reasonable notice for so long as such records are required to be retained. Audit rights shall be available to CUBRC on all performance related reports and other records, except records pertaining to proprietary indirect cost data. Audit of any proprietary indirect cost data may be accomplished through the responsible Defense Contract Audit Agency (DCAA) or other cognizant U.S. Government representative, or a mutually agreeable third party auditor from a nationally recognized firm of certified public accountants.

ARTICLE XII          CHANGES

Subject to Article XIII, this Subcontract and the attached Statement of Work may be amended only by mutual written agreement of the parties’ officials with contractual signature authority. The contractual authority for Tetraphase is the SVP/CFO. The contractual authority for CUBRC is the Director, Contracts & Legal. Either party may designate alternate signatories by giving written notice to the other party. In addition, the Statement of Work to the Prime Contract may not be amended by CUBRC without the prior written consent of Tetraphase. Either Party may, at any time, propose changes to the services, the time of performance or place of performance to be provided under this Subcontract, consistent with the Prime Contract requirements. The Parties shall negotiate amendments in good faith, which shall include adjustments, as appropriate, in the estimated cost of, or time required for performance of this Subcontract. Any changes in direction or delivery of this Subcontract by Tetraphase shall not proceed without Tetraphase having received written consent from CUBRC.

ARTICLE XIII          SUBCONTRACTS

Tetraphase agrees to obtain CUBRC’s written approval before subcontracting under this Subcontract. This limitation shall not apply to the purchase of standard commercial supplies or raw material.

CUBRC shall not engage any subcontractor under the Prime Contract referenced in Part V above without the prior written consent via email of the Tetraphase SVP/CFO or his authorized designee, which shall not be unreasonably withheld, provided, that Tetraphase may reasonably decline to authorize subcontractors that are commercial competitors of Tetraphase or with respect to which Tetraphase reasonably concludes that such engagement would adversely impact Tetraphase’s commercial competitive position.

ARTICLE XIV          WAIVER

Failure to exercise any right under this Subcontract in one or more instances shall not be deemed a waiver of such rights in any other instance.

ARTICLE XV          SEVERABILITY

In the event that any part, term or provision of this Subcontract shall be held to be illegal, void or in conflict with any law of a federal, state, or local government entity having jurisdiction over this Subcontract, the validity of the remaining portions or provisions hereof shall not be affected or rendered invalid thereby; provided, however, the Parties agree to negotiate amendments to this Subcontract in good faith so that to the maximum extent possible the Parties shall each receive the intended benefits and burdens of this Subcontract.

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ARTICLE XVI          GOVERNING LAW

This Subcontract shall be construed and interpreted, and the rights of the parties shall be determined, in accordance with the laws of the State of New York except that matters of U.S. federal acquisition regulations and clauses shall be determined in accordance with the federal common law of government contracts. Any judicial proceeding instituted regarding this subcontract shall be commenced only in the state or federal courts of the State of New York.

ARTICLE XVII          DISPUTES

Any claim for the threatened, alleged, or actual breach of this Agreement by either Party (a “Dispute”), which cannot otherwise be resolved after good faith negotiations by the Parties, shall first be referred for resolution to the Parties’ respective executive management in writing. If the Parties’ executive management are unable to resolve the Dispute within [**] calendar days of such referral, then the Parties may mutually agree upon alternate dispute resolution or either Party may file suit in a court of competent jurisdiction in accordance with the Governing Law article. Notwithstanding the prior two sentences, either Party may immediately seek injunctive relief in a court of competent jurisdiction to prevent irreparable harm or to protect against improper use, disclosure, or threatened improper use or disclosure of intellectual property or confidential information.

In the event that any matter arising under or relating to the Prime Contract is within the scope of the Disputes clause of the Prime Contract, CUBRC shall disclose such matter to Tetraphase. To the extent that such matter affects the interests of Tetraphase, Tetraphase may, upon written notice, require CUBRC to pursue such claim, dispute or appeal under the Disputes clause of the Prime Contract as a sponsored claim on behalf of Tetraphase, at Tetraphase’s expense, and Tetraphase will engage its own counsel at its expense and shall oversee the conduct and/or reasonable settlement of the matter.

ARTICLE XVIII          EXPORT CONTROLS

Tetraphase shall comply with all applicable U.S. export control laws and regulations, including but not limited to, the requirements of the Arms Export Control Act, 22 USC 2751-2794, the International Traffic in Arms Regulation (ITAR), 22 CFR 120 et seq., the Export Administration Act, 50 USC app. 2401-2420, and the Export Administration Regulations, 15 CFR 730-744. Tetraphase shall obtain all required export licenses or agreements necessary to perform this Subcontract, as applicable. Without limiting the foregoing, Tetraphase agrees that it will not transfer any export controlled item, data or services, to include transfer to foreign persons employed by or associated with, or under contract to Tetraphase, without the authority of an Export License or applicable license exception. Tetraphase shall indemnify and hold CUBRC harmless from and against any and all claims, liabilities and expenses resulting from Tetraphase’s failure to comply with the export laws and regulations of the United States.

Tetraphase shall incorporate this Export Controls provision into any lower tiered Subcontracts awarded by Tetraphase for performance under this Subcontract.

ARTICLE XIX          FORCE MAJEURE

Neither party shall be liable for damages for delay in delivery arising out of causes beyond its reasonable control and without its fault or negligence, including, but not limited to, acts of God or of the public enemy, acts of any Government authority, fires, floods, epidemics, quarantine restrictions, strikes, embargoes, or unusually severe weather. If the delay is caused by the delay of a subcontractor of Tetraphase and if such delay arises out of causes beyond the reasonable control of both Tetraphase and its subcontractor, and without the fault or negligence of either of them, Tetraphase shall not be liable to CUBRC for damages unless the articles or services to be furnished by the lower tiered supplier were obtainable from other sources in sufficient time to permit Tetraphase to meet the required delivery schedule. Tetraphase will notify CUBRC in writing within ten (10) days after the beginning of any such cause.

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ARTICLE XX          COMMUNICATION WITH CUBRC’S CUSTOMER

CUBRC shall be responsible for all communication and coordination with the Customer, as it relates to the Prime Contract, this Subcontract, and any related Subcontract.

Unless with respect to communications pursuant to FAR clause 52.227-11 or otherwise specified by CUBRC in writing, all contact with the CUBRC’s Customer with respect to the work to be performed under the Prime Contract, including Tetraphase’s work under this Subcontract, shall be the responsibility of CUBRC. The Customer has provided the following specific direction to CUBRC:

•	All communication with the Customer shall be initiated and scheduled by CUBRC (e.g., teleconference calls, webinars, and face-to-face meetings);

•	A representative from CUBRC must be present on all teleconferences, webinars, and face-to-face meetings with the Customer;

•	A representative from CUBRC must be copied on any dialog (e.g., e-mail) with the Customer; and

•

Any written communication with the Customer initiated by Tetraphase must be approved by CUBRC prior to initiation and include the statement “…as mutually agreed upon by CUBRC and Tetraphase…” in the message.

CUBRC shall inform Tetraphase of relevant communication with its subcontractors or the Customer related to the technical scope of this Subcontract and the Prime Contract; and will provide to Tetraphase copies of all such written communications either at the time of such communication or promptly thereafter.

ARTICLE XXI          SURVIVABILITY

(a)          If this Subcontract expires, is completed, or is terminated for default or convenience, neither Tetraphase nor CUBRC shall be relieved of those obligations contained under the following Articles of this Subcontract which shall survive expiration, completion or termination:

Confidentiality

Disclosure

Use of Either Party’s Name

Intellectual Property

Records Retention

Indemnification

Governing Law

Export Controls

Warranty

Termination

Invoices and Payment, and

(b)          Those U. S. Government flowdown provisions in Exhibit B that by their nature should survive.

ARTICLE XXII          CLOSE-OUT

Upon expiration, completion or termination of this Subcontract, Tetraphase shall submit:

•	Government Property Report (Exhibit D)
•	Final Report of Inventions
•	Contractor’s Assignment and Release ( Exhibit E)
•	Statement acknowledging submission of all required deliverables
•	Arrangement For Audit Access
•	Final Invoice in accordance with the Invoices and Payment clause of this Subcontract.

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Payment of Final Invoice is contingent upon receipt of all applicable deliverables and Close-out documents.

ARTICLE XXIII          ENTIRE AGREEMENT

This Subcontract consists of the Schedule—PARTS I – XIII, General Provisions—ARTICLES I – XXIII, and Exhibits A – F which constitutes the entire agreement between the parties. In case of conflict between the Schedule and the General Provisions, the Schedule shall prevail.

This Subcontract is the entire Agreement between the Parties with respect to the subject matter hereof and supersede all prior and contemporaneous negotiations or agreements whether written or oral.

IN WITNESS WHEREOF, the Parties have executed, or caused this Subcontract to be executed, as of the date set forth below.

CUBRC, Inc. /s/ Susan R. Schock	Tetraphase Pharmaceuticals, Inc. /s/ David C. Lubner

Signature	Signature

Susan R. Schock Name	David C. Lubner Name

Director, Contracts & Legal Title	SVP/CFO Title

18 October 2011 Date	October 14, 2011 Date

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LIST OF EXHIBITS

A-1 – Statement of Work

A-2 – Budget

B – CPFF FAR/HHSAR/NIH CLAUSES

C – Section H—Special Contract Requirements flowed down from Prime Contract

D – Government Property Forms

E – Closeout Documentation

F – HHS Government Property Guide

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Exhibit A-1

STATEMENT OF WORK

October 4, 2011

1.01	Program Kickoff

[**] Confidential Materials omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment. Double asterisks denote omissions.

A total of three pages were omitted.

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EXHIBIT A-2

COST SUMMARIES

[**] Confidential Materials omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment. Double asterisks denote omissions.

A total of eleven pages were omitted.

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EXHIBIT B

CPFF FAR/HHSAR/NIH CLAUSES

Applicable to Subcontracts under Prime Contract HHSN272201100028C

It is intended that the referenced clauses shall apply to Tetraphase in such manner as is necessary to reflect the position of Tetraphase as a subcontractor to CUBRC, to implement Tetraphase’s obligations to the United States Government, and to enable CUBRC to meet its obligations under its Prime Contract. In such clauses, unless otherwise specifically stated, the term “Contractor” means Tetraphase except in the term “Prime Contractor”, “subcontractor” means Tetraphase’s lower tier subcontractors, “Contract” means this Subcontract, both “Contracting Officer” and “Government” mean CUBRC except in the terms “Government Property”, “Government-Owned Property”, and “Former Government Surplus Property” or as otherwise indicated. The above substitutions do not apply to those clauses pertaining to Tetraphase’s proprietary financial information or rights in intellectual property.

The following U.S. Government Clauses are incorporated herein by reference.

FAR CLAUSES INCORPORATED BY REFERENCE

52.202-1	Definitions	JUL 2004
52.203-3	Gratuities	APR 1984
52.203-5	Covenant Against Contingent Fees	APR 1984
52.203-6	Restrictions On Subcontractor Sales To The Government	SEP 2006
52.203-7	Anti-Kickback Procedures (excepting subparagraph (c)(1))	JUL 1995
52.203-8	Cancellation, Rescission, and Recovery of Funds for Illegal or Improper Activity	JAN 1997
52.203-10	Price Or Fee Adjustment For Illegal Or Improper Activity	JAN 1997
52.203-12	Limitation On Payments To Influence Certain Federal Transactions	SEP 2007
52.203-13	Contractor Code of Business Ethics & Conduct	DEC 2008
52.203-14

Display of Hotline Poster(s) (Note: (3) Any required posters may be obtained as follows:

HHS Contractor Code of Ethics and Business Conduct Poster – Obtain from hhtp://oig.hhs.gov/fraud/hotline/OIG-Hotline_Poster.pdf

MAR 2009
52.203-15	Whistleblower Protections Under the American Recovery & Reinvestment Act of 2009	MAR 2009
52.204-4	Printed or Copied Double-Sided on Postconsumer Fiber Content Paper	MAY 2011
52.204-8	Annual Representations and Certifications
52.204-10	Reporting Executive Compensation and First-Tier Subcontract Awards	JUL 2010
52.209-6	Protecting the Government’s Interest When Subcontracting With Contractors Debarred, Suspended, or Proposed for Debarment	SEP 2006

07822S1 Tetraphase Subcontract	20 of 36

52.209-9	Updates of Publicly Available Information Regarding Responsibility Matters	JAN 2011
52.215-2	Audit and Records-Negotiation (except that Contracting Officer shall refer to the Government)	OCT 2010
52.215-8	Order of Precedence – Uniform Contract Format	OCT 1997
52.215-10	Price Reduction for Defective Cost or Pricing Data	AUG 2011
52.215-12	Subcontractor Cost or Pricing Data	OCT 2010
52.215-14	Integrity of Unit Prices	OCT 2010
52.215-15	Pension Adjustments and Asset Reversions	OCT 2010
52.215-17	Waiver of Facilities Capital Cost of Money	OCT 1997
52.215-18	Reversion or Adjustment of Plans for Postretirement Benefits (PRB) Other than Pensions	JUL 2005
52.215-19	Notification of Ownership Changes	OCT 1997
52.215-21	Requirements for Cost or Pricing Data or Information Other Than Cost or Pricing Data–Modification	OCT 2010
52.215-23	Limitations on Pass-Through Charges	OCT 2009
52.216-7	Allowable Cost and Payment	DEC 2002
52.216-8	Fixed Fee	JUN 2011
52.217-6	Option for Increased Quantity	MAR 1989
52.219-4	Notice of Price Evaluation Preference for HUBZone Small Business Concerns	JUL 2005
52.222-2	Payment of Overtime Premium (Note: The dollar amount in paragraph (a) of this clause is $0 unless otherwise specified in the contract)	JUL 1990
52.222-3	Convict Labor	JUN 2003
52.222-21	Prohibition Of Segregated Facilities	FEB 1999
52.222-26	Equal Opportunity	MAR 2007
52.222-35	Equal Opportunity For Special Disabled Veterans, Veterans of the Vietnam Era, and Other Eligible Veterans	SEP 2010
52.222-36	Affirmative Action For Workers With Disabilities	OCT 2010
52.222-37	Employment Reports On Special Disabled Veterans, Veterans Of The Vietnam Era, and Other Eligible Veterans	SEP 2010
52.222-40	Notification of Employee Rights Under the National Labor Relations Act	DEC 2010
52.222-50	Combating Trafficking in Persons	FEB 2009
52.222-54	Employment Eligibility Verification	JAN 2009
52.223-18	Encouraging Contractor Policies to Ban Text Messaging While Driving	AUG 2011
52.225-1	Buy American Act-Supplies	FEB 2009
52.225-13	Restrictions on Certain Foreign Purchases	JUN 2008
52.227-1	Authorization and Consent, Alternate I	APR 1984
52.227-2	Notice And Assistance Regarding Patent And Copyright Infringement	DEC 2007
52.227-11	Patent Rights-Ownership By The Contractor (Note: In accordance with FAR 27.303(b)(2), paragraph (e) is modified to include the requirements in FAR 27.303(b)(2)(i) through (iv). The frequency of reporting in (i) is annual.	DEC 2007
52.227-16	Additional Data Requirements	JUN 1987

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52.230-2	Cost Accounting Standards	OCT 2008
52.230-6	Administration of Cost Accounting Standards	MAR 2008
52.232-9	Limitation On Withholding Of Payments	APR 1984
52.232-20	Limitation of Cost	APR 1984
52.232-22	Limitation of Funds	APR 1984
52.233-4	Applicable Law for Breach of Contract Claim	OCT 2004
52.242-1	Notice of Intent to Disallow Costs	APR 1984
52.242-3	Penalties for Unallowable Costs	MAY 2001
52.242-4	Certification of Final Indirect Costs	JAN 1997
52.242-13	Bankruptcy	JUL 1995
52.242-15, Alt I	Stop-Work Order, Alternate I	AUG 1989
52.243-2, Alt V	Changes–Cost-Reimbursement, Alternate V	APR 1987
52.244-2, Alt I	Subcontracts, Alternate I	OCT 2010
52.244-5	Competition in Subcontracting	DEC 1996
52.244-6	Subcontracts for Commercial Items	DEC 2010
52.245-1	Government Property	JUN 2007
52.245-9	Use and Charges	AUG 2010
52.246-5	Inspection of Services – Cost Reimbursement	APR 1984
52.246-8	Inspection of Research & Development – Cost Reimbursement	MAY 2001
52.246-23	Limitation of Liability	FEB 1997
52.249-14	Excusable Delays	APR 1984
52.251-1	Government Supply Sources	APR 1984
2.253-1	Computer Generated Forms	JAN 1991

DEPARTMENT OF HEALTH AND HUMAN SERVICES ACQUISITION REGULATION (HHSAR) (48 CHAPTER 3) CLAUSES INCORPORATED BY REFERENCE:

352.202-1	Definitions – with Alternate paragraph (h)	JAN 2006
352.201-70	Paperwork Reduction Act	JAN 2006
352.203.70	Anti-Lobbying	JAN 2006
352.216-70	Additional Cost Principles	JAN 2006
352.222-70	Contractor Cooperation in Equal Employment Opportunity Investigations	JAN 2010
352.223-70	Safety and Health	JAN 2006
352.227-70	Publications and Publicity	JAN 2006
352.228-7	Insurance – Liability to Third Persons	DEC 1991
352.233-71	Litigation and Claims	JAN 2006
352.242-73	Withholding of Contract Payments	JAN 2006
352.242-74	Final Decisions on Audit Findings	APR 1984
352.270-1	Accessibility of Meetings, Conferences and Seminars to Persons with Disabilities	JAN 2001

NATIONAL INSTITUTES OF HEALTH (NIH) RESEARCH CONTRACTING (RC) CLAUSES INCORPORATED BY REFERENCE:

NIH (RC)-7	Procurement of Certain Equipment	APR 1984
NIH (RC)-11	Research Patient Care Costs	APR 1984

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EXHIBIT C

SECTION H—SPECIAL CONTRACT REQUIREMENTS FLOWDOWNS

FROM

PRIME CONTRACT HHSN272201100028C

It is intended that the referenced clauses shall apply to Tetraphase in such manner as is necessary to reflect the position of Tetraphase as a subcontractor to CUBRC, to insure Tetraphase’s obligations to CUBRC and to the United States Government, and to enable CUBRC to meet its obligations under its Prime Contract. In such clauses, unless otherwise specifically stated, the term “Contractor” means Tetraphase except in the term “Prime Contractor”, “Subcontractor” means Tetraphase’s lower tier Subcontractor, “Contract” means this Subcontract, both “Contracting Officer” and “Government” mean CUBRC except in the terms “Government Property”, “Government-Owned Property”, and “Former Government Surplus Property” or as otherwise indicated. The above substitutions do not apply to those clauses dealing with Tetraphase proprietary financial information or rights in intellectual property.

The following Special Requirements of the Prime Contract are incorporated herein.

SECTION H—SPECIAL CONTRACT REQUIREMENTS

ARTICLE H.1. PROTECTION OF HUMAN SUBJECTS, HHSAR 352.270-4(b) (January 2006)

a.	The Contractor agrees that the rights and welfare of human subjects involved in research under this contract shall be protected in accordance with 45 CFR Part 46 and with the Contractor’s current Assurance of Compliance on file with the Office for Human Research Protections (OHRP), Department of Health and Human Services. The Contractor further agrees to provide certification at least annually that the Institutional Review Board has reviewed and approved the procedures, which involve human subjects in accordance with 45 CFR Part 46 and the Assurance of Compliance.

b.	The Contractor shall bear full responsibility for the performance of all work and services involving the use of human subjects under this contract and shall ensure that work is conducted in a proper manner and as safely as is feasible. The parties hereto agree that the Contractor retains the right to control and direct the performance of all work under this contract. The Contractor shall not deem anything in this contract to constitute the Contractor or any subcontractor, agent or employee of the Contractor, or any other person, organization, institution, or group of any kind whatsoever, as the agent or employee of the Government. The Contractor agrees that it has entered into this contract and will discharge its obligations, duties, and undertakings and the work pursuant thereto, whether requiring professional judgment or otherwise, as an independent contractor without imputing liability on the part of the Government for the acts of the Contractor or its employees.

c. If at any time during the performance of this contract, the Contracting Officer determines, in consultation with OHRP that the Contractor is not in compliance with any of the requirements and/or standards stated in paragraphs (a) and (b) above, the Contracting Officer may immediately suspend, in whole or in part, work and further payments under this contract until the Contractor corrects the noncompliance. The Contracting Officer may communicate the notice of suspension by telephone with confirmation in writing. If the Contractor fails to complete corrective action within the period of time designated in the Contracting Officer’s written notice of suspension, the Contracting Officer may, after consultation with OHRP, terminate this contract in whole or in part, and the Contractor’s name may be removed from the list of those contractors with approved Human Subject Assurances.

(End of clause)

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ARTICLE H.2. HUMAN SUBJECTS

Research involving human subjects shall not be conducted under this contract until the protocol developed in Phase I has been approved by NIAID, written notice of such approval has been provided by the Contracting Officer, and the Contractor has provided to the Contracting Officer a properly completed “Protection of Human Subjects Assurance Identification/IRB Certification/Declaration of Exemption”, Form OMB No. 0990-0263 (formerly Optional Form 310) certifying IRB review and approval of the protocol. The human subject certification can be met by submission of the Contractor’s self designated form, provided that it contains the information required by the “Protection of Human Subjects Assurance identification/IRB Certification/Declaration of Exemption”, Form OMB No. 0990-0263 (formerly Optional Form 310).

When research involving Human Subjects will take place at collaborating sites or other performance sites, the Contractor shall obtain, and keep on file, a properly completed “Protection of Human Subjects Assurance Identification/IRB Certification/Declaration of Exemption”, Form OMB No. 0990-0263 (formerly Optional Form 310) certifying IRB review and approval of the research.

ARTICLE H.3. REQUIRED EDUCATION IN THE PROTECTION OF HUMAN RESEARCH PARTICIPANTS

NIH policy requires education on the protection of human subject participants for all investigators receiving NIH contract awards for research involving human subjects. For a complete description of the NIH Policy announcement on required education in the protection of human subject participants, the Contractor should access the NIH Guide for Grants and Contracts Announcement dated June 5, 2000 at the following website: http://grants.nih.gov/grants/guide/notice-files/NOT-OD-00-039.html.

The information below is a summary of the NIH Policy Announcement:

The Contractor shall maintain the following information: (1) a list of the names and titles of the principal investigator and any other individuals working under the contract who are responsible for the design and/or conduct of the research; (2) the title of the education program(s) in the protection of human subjects that has been completed for each named personnel and; (3) a one sentence description of the educational program(s) listed in (2) above. This requirement extends to investigators and all individuals responsible for the design and/or conduct of the research who are working as subcontractors or consultants under the contract.

Prior to any substitution of the Principal Investigator or any other individuals responsible for the design and/or conduct of the research under the contract, the Contractor shall provide the following written information to the Contracting Officer: the title of the education program and a one sentence description of the program that has been completed by the replacement.

ARTICLE H.4. DATA AND SAFETY MONITORING IN CLINICAL TRIALS

The Contractor is directed to the full text of the NIH Policy regarding Data and Safety Monitoring and Reporting of Adverse Events, which may be found at the following web sites:

http://grants.nih.gov/grants/guide/notice-files/not98-084.html

http://grants.nih.gov/grants/guide/notice-files/not99-107.html

http://grants.nih.gov/grants/guide/notice-files/NOT-OD-00-038.html

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The Contractor must comply with the NIH Policy cited in these NIH Announcements and any other data and safety monitoring requirements found elsewhere in this contract.

Data and Safety Monitoring shall be performed in accordance with the approved Data and Safety Monitoring Plan.

The Data and Safety Monitoring Board shall be established and approved prior to beginning the conduct of the clinical trial.

ARTICLE H.5. REGISTRATION AND RESULTS REPORTING FOR APPLICABLE CLINICAL TRIALS IN CLINICALTRIALS.GOV

The Food and Drug Administration Amendments Act of 2007 (FDAAA) at:

http://frwebgate.access.gpo.gov/cgi-bin/

getdoc.cgi?dbname=110_cong_public_laws&docid=f:publ085.110.pdf, Title VIII, expands the National Institutes of Health’s (NIH’s) clinical trials registry and results database known as ClinicalTrials.gov and imposes new requirements that apply to specified “applicable clinical trials,” including those supported in whole or in part by NIH funds. FDAAA requires:

• the registration of certain “applicable clinical trials” (see Definitions at: http://grants.nih.gov/ClinicalTrials_fdaaa/ definitions.htm) in ClinicalTrials.gov no later than 21 days after the first subject is enrolled; and

• the reporting of summary results information (including adverse events) no later than 1 year after the completion date (See Definitions at link above) for registered applicable clinical trials involving drugs that are approved under section 505 of the Food, Drug and Cosmetic Act (FDCA) or licensed under section 351 of the PHS Act, biologics, or of devices that are cleared under section 510k of FDCA.

In addition, the Contractor shall notify the Contracting Officer’s Technical Representative (COTR), with the trial registration number (NCT number), once the registration is accomplished. This notification may be included in the Technical Progress Report covering the period in which registration occurred, or as a stand alone notification.

The Contractor is the Sponsor, therefore the “Responsible Party” for the purposes of compliance with FDAAA which includes registration (and results reporting, if required) of applicable clinical trial(s) performed under this contract in the Government database, ClinicalTrials.gov ( http://www.ClinicalTrials.gov).

Additional information is available at: http://prsinfo.clinicaltrials.gov .

ARTICLE H.6. HUMAN MATERIALS (ASSURANCE OF OHRP COMPLIANCE)

The acquisition and supply of all human specimen material (including fetal material) used under this contract shall be obtained by the Contractor in full compliance with applicable State and Local laws and the provisions of the Uniform Anatomical Gift Act in the United States, and no undue inducements, monetary or otherwise, will be offered to any person to influence their donation of human material.

The Contractor shall provide written documentation that all human materials obtained as a result of research involving human subjects conducted under this contract, by collaborating sites, or by subcontractors identified under this contract, were obtained with prior approval by the Office for Human Research Protections (OHRP) of an Assurance to comply with the requirements of 45 CFR 46 to protect human research subjects. This restriction applies to all collaborating sites without OHRP-approved Assurances, whether domestic or foreign, and compliance must be ensured by the Contractor.

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Provision by the Contractor to the Contracting Officer of a properly completed “Protection of Human Subjects Assurance Identification/IRB Certification/Declaration of Exemption”, Form OMB No. 0990-0263(formerly Optional Form 310), certifying IRB review and approval of the protocol from which the human materials were obtained constitutes the written documentation required. The human subject certification can be met by submission of a self designated form, provided that it contains the information required by the “Protection of Human Subjects Assurance Identification/IRB Certification/Declaration of Exemption”, Form OMB No. 0990-0263(formerly Optional Form 310).

ARTICLE H.7. SALARY RATE LIMITATION, HHSAR 352.231-70 (January 2010)

a.	Pursuant to the current and applicable prior HHS appropriations acts, the Contractor shall not use contract funds to pay the direct salary of an individual at a rate in excess of the Federal Executive Schedule Level I in effect on the date an expense is incurred.

b.	For purposes of the salary rate limitation, the terms “direct salary,” “salary,” and “institutional base salary” have the same meaning and are collectively referred to as “direct salary” in this clause. An individual’s direct salary is the annual compensation that the Contractor pays for an individual’s direct effort (costs) under the contract. Direct salary excludes any income that an individual may be permitted to earn outside of duties to the Contractor. Direct salary also excludes fringe benefits, overhead, and general and administrative expenses (also referred to as indirect costs or facilities and administrative [F&A] costs).

Note:	The salary rate limitation does not restrict the salary that an organization may pay an individual working under an HHS contract or order; it merely limits the portion of that salary that may be paid with Federal funds.

c.	The salary rate limitation also applies to individuals under subcontracts. If this is a multiple-year contract or order, it may be subject to unilateral modification by the Contracting Officer to ensure that an individual is not paid at a rate that exceeds the salary rate limitation provision established in the HHS appropriations act in effect when the expense is incurred regardless of the rate initially used to establish contract or order funding.

d.	See the salaries and wages pay tables on the U.S. Office of Personnel Management Web site for Federal Executive Schedule salary levels that apply to the current and prior periods.

(End of clause)

See the following Web site for Executive Schedule rates of pay: http://www.opm.gov/oca/.

(For current year rates, click on Salaries and Wages / Executive Schedule / Rates of Pay for the Executive Schedule. For prior year rates, click on Salaries and Wages / select Another Year at the top of the page / Executive Schedule / Rates of Pay for the Executive Schedule. Rates are effective January 1 of each calendar year unless otherwise noted.)

ARTICLE H.8. NIH POLICY ON ENHANCING PUBLIC ACCESS TO ARCHIVED PUBLICATIONS RESULTING FROM NIH-FUNDED RESEARCH

NIH-funded investigators shall submit to the NIH National Library of Medicine’s (NLM) PubMed Central (PMC) an electronic version of the author’s final manuscript, upon acceptance for publication, resulting

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from research supported in whole or in part with direct costs from NIH. NIH defines the author’s final manuscript as the final version accepted for journal publication, and includes all modifications from the publishing peer review process. The PMC archive will preserve permanently these manuscripts for use by the public, health care providers, educators, scientists, and NIH. The Policy directs electronic submissions to the NIH/NLM/PMC: http://www.pubmedcentral.nih.gov.

Additional information is available at http://grants.nih.gov/grants/guide/notice-files/NOT-OD-08-033.html.

ARTICLE H.9. NEEDLE DISTRIBUTION

The Contractor shall not use contract funds to distribute any needle or syringe for the purpose of preventing the spread of blood borne pathogens in any location that has been determined by authorities to be inappropriate for such distribution.

ARTICLE H.10. PRESS RELEASES

The Contractor shall clearly state, when issuing statements, press releases, requests for proposals, bid solicitations and other documents describing projects or programs funded in whole or in part with Federal money: (1) the percentage of the total costs of the program or project which will be financed with Federal money; (2) the dollar amount of Federal funds for the project or program; and (3) the percentage and dollar amount of the total costs of the project or program that will be financed by nongovernmental sources.

ARTICLE H.11. RESTRICTION ON ABORTIONS

The Contractor shall not use contract funds for any abortion.

ARTICLE H.12. CONTINUED BAN ON FUNDING OF HUMAN EMBRYO RESEARCH

The Contractor shall not use contract funds for (1) the creation of a human embryo or embryos for research purposes; or (2) research in which a human embryo or embryos are destroyed, discarded, or knowingly subjected to risk of injury or death greater than that allowed for research on fetuses in utero under 45 CFR 46.204(b) and Section 498(b) of the Public Health Service Act (42 U.S.C. 289g(b)). The term “human embryo or embryos” includes any organism, not protected as a human subject under 45 CFR 46 as of the date of the enactment of this Act, that is derived by fertilization, parthenogenesis, cloning, or any other means from one or more human gametes or human diploid cells.

Additionally, in accordance with a March 4, 1997 Presidential Memorandum, Federal funds may not be used for cloning of human beings.

ARTICLE H.13. DISSEMINATION OF FALSE OR DELIBERATELY MISLEADING SCIENTIFIC INFORMATION

The Contractor shall not use contract funds to disseminate scientific information that is deliberately false or misleading.

ARTICLE H.14. RESTRICTION ON EMPLOYMENT OF UNAUTHORIZED ALIEN WORKERS

The Contractor shall not use contract funds to employ workers described in section 274A(h)(3) of the Immigration and Nationality Act, which reads as follows:

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“(3) Definition of unauthorized alien.—As used in this section, the term ‘unauthorized alien’ means, with respect to the employment of an alien at a particular time, that the alien is not at that time either (A) an alien lawfully admitted for permanent residence, or (B) authorized to be so employed by this Act or by the Attorney General.”

ARTICLE H.15. CARE OF LIVE VERTEBRATE ANIMALS, HHSAR 352.270-5(b) (October 2009)

a. Before undertaking performance of any contract involving animal-related activities where the species is regulated by USDA, the Contractor shall register with the Secretary of Agriculture of the United States in accordance with 7 U.S.C. 2136 and 9 CFR sections 2.25 through 2.28. The Contractor shall furnish evidence of the registration to the Contracting Officer.

b. The Contractor shall acquire vertebrate animals used in research from a dealer licensed by the Secretary of Agriculture under 7 U.S.C. 2133 and 9 CFR Sections 2.1-2.11, or from a source that is exempt from licensing under those sections.

c. The Contractor agrees that the care, use and intended use of any live vertebrate animals in the performance of this contract shall conform with the Public Health Service (PHS) Policy on Humane Care of Use of Laboratory Animals (PHS Policy), the current Animal Welfare Assurance (Assurance), the Guide for the Care and Use of Laboratory Animals (National Academy Press, Washington, DC) and the pertinent laws and regulations of the United States Department of Agriculture (see 7 U.S.C. 2131 et seq. and 9 CFR Subchapter A, Parts 1-4). In case of conflict between standards, the more stringent standard shall govern.

d. If at any time during performance of this contract, the Contracting Officer determines, in consultation with the Office of Laboratory Animal Welfare (OLAW), National Institutes of Health (NIH), that the Contractor is not in compliance with any of the requirements and standards stated in paragraphs (a) through (c) above, the Contracting Officer may immediately suspend, in whole or in part, work and further payments under this contract until the Contractor corrects the noncompliance. Notice of the suspension may be communicated by telephone and confirmed in writing. If the Contractor fails to complete corrective action within the period of time designated in the Contracting Officer’s written notice of suspension, the Contracting Officer may, in consultation with OLAW, NIH, terminate this contract in whole or in part, and the Contractor’s name may be removed from the list of those contractors with approved Assurances.

Note: The Contractor may request registration of its facility and a current listing of licensed dealers from the Regional Office of the Animal and Plant Health Inspection Service (APHIS), USDA, for the region in which its research facility is located. The location of the appropriate APHIS Regional Office, as well as nformation concerning this program may be obtained by contacting the Animal Care Staff, USDA/APHIS, 4700 River Road, Riverdale, Maryland 20737 (E-mail: ace@aphis.usda.gov; Web site: ( http://www.aphis.usda.gov/animal_welfare).

(End of Clause)

ARTICLE H.16. ANIMAL WELFARE

All research involving live, vertebrate animals shall be conducted in accordance with the Public Health Service Policy on Humane Care and Use of Laboratory Animals (PHS Policy). The PHS Policy can be accessed at: http://grants1.nih.gov/grants/olaw/references/phspol.htm

In addition, the research involving live vertebrate animals shall be conducted in accordance with the description set forth in the Vertebrate Animal Section (VAS) of the contractor’s technical proposal, as modified in the Final Proposal Revision (FPR), dated September 15, 2011, which is incorporated by reference.

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ARTICLE H.17. OPTION PROVISION

Unless the Government exercises its option pursuant to the Option Clause set forth in ARTICLE I.3., the contract will consist only of the Base Period of the Statement of Work as defined in Sections C and F of the contract. Pursuant to FAR Clause 52.217-6, Option for Increased Quantity set forth in ARTICLE I.3. of this contract, the Government may, by unilateral contract modification, require the Contractor to perform additional options set forth in the Statement of Work and also defined in Sections C and F of the contract. If the Government exercises this option, notice must be given at least 30 days prior to the expiration date of this contract, and the estimated cost plus fixed fee of the contract will be increased as set forth in the ESTIMATED COST PLUS FIXED FEE. See Article in SECTION B of this contract.

ARTICLE H.18. INSTITUTIONAL RESPONSIBILITY REGARDING CONFLICTING INTERESTS OF INVESTIGATORS

The Contractor shall comply with the requirements of 45 CFR Part 94, Responsible Prospective Contractors, which promotes objectivity in research by establishing standards to ensure that investigators (defined as the principal investigator and any other person who is responsible for the design, conduct, or reporting of research funded under NIH contracts) will not be biased by any conflicting financial interest. For the purposes of this part relating to financial interests, “Investigator” includes the Investigator’s spouse and dependent children. 45 CFR Part 94 is available at the following Web site:

http://ecfr.gpoaccess.gov/cgi/t/text/text-idx?

c=ecfr;sid=9f130b6d2d48bb73803ca91ce943be3a;rgn=div5;view=text;node=45%3A1.0.1.1.53;idno=45;cc=ecfr

As required by 45 CFR Part 94, the Contractor shall, at a minimum:

a.	Maintain a written, enforceable policy on conflict of interest that complies with 45 CFR Part 94 and inform each investigator of the policy, the investigator’s reporting responsibilities, and the applicable regulations. The Contractor must take reasonable steps to ensure that investigators working as collaborators or subcontractors comply with the regulations.

b. Designate an official(s) to solicit and review financial disclosure statements from each investigator participating in NIH-funded research. Based on established guidelines consistent with the regulations, the designated official(s) must determine whether a conflict of interest exists, and if so, determine what actions should be taken to manage, reduce, or eliminate such conflict. A conflict of interest exists when the designated official(s) reasonably determines that a Significant Financial Interest could directly and significantly affect the design, conduct, or reporting of the NIH-funded research. The Contractor may require the management of other conflicting financial interests in addition to those described in this paragraph, as it deems appropriate. Examples of conditions or restrictions that might be imposed to manage actual or potential conflicts of interests are included in 45 CFR Part 94, under Management of Conflicting Interests.

c. Require all financial disclosures to be updated during the period of the award, either on an annual basis or as new reportable Significant Financial Interests are obtained.

d.	Maintain records, identifiable to each award, of all financial disclosures and all actions taken by the Contractor with respect to each conflicting interest 3 years after final payment or, where applicable, for the other time periods specified in 48 CFR Part 4, subpart 4.7, Contract Records Retention.

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e.	Establish adequate enforcement mechanisms and provide for sanctions where appropriate.

If a conflict of interest is identified, the Contractor shall report to the Contracting Officer, the existence of the conflicting interest found. This report shall be made and the conflicting interest managed, reduced, or eliminated, at least on a temporary basis, within sixty (60) days of that identification.

If the failure of an investigator to comply with the conflict of interest policy has biased the design, conduct, or reporting of the NIH-funded research, the Contractor must promptly notify the Contracting Officer of the corrective action taken or to be taken. The Contracting Officer will take appropriate action or refer the matter to the Contractor for further action, which may include directions to the Contractor on how to maintain appropriate objectivity in the funded research.

The Contracting Officer may at any time inquire into the Contractor’s procedures and actions regarding conflicts of interests in NIH-funded research, including a review of all records pertinent to compliance with 45 CFR Part 94. The Contracting Officer may require submission of the records or review them on site. On the basis of this review, the Contracting Officer may decide that a particular conflict of interest will bias the objectivity of the NIH-funded research to such an extent that further corrective action is needed or that the Contractor has not managed, reduced, or eliminated the conflict of interest. The issuance of a Stop Work Order by the Contracting Officer may be necessary until the matter is resolved.

If the Contracting Officer determines that NIH-funded clinical research, whose purpose is to evaluate the safety or effectiveness of a drug, medical device, or treatment, has been designed, conducted, or reported by an investigator with a conflict of interest that was not disclosed or managed, the Contractor must require disclosure of the conflict of interest in each public presentation of the results of the research.

ARTICLE H.19. PUBLICATION AND PUBLICITY

In addition to the requirements set forth in HHSAR Clause 352.227-70, Publications and Publicity incorporated by reference in SECTION I of this contract, the Contractor shall acknowledge the support of the National Institutes of Health whenever publicizing the work under this contract in any media by including an acknowledgment substantially as follows:

“This project has been funded in whole or in part with Federal funds from the National Institute of Allergy and Infectious Diseases, National Institutes of Health, Department of Health and Human Services, under Contract No. [to be provided upon award]”

ARTICLE H.20. REPORTING MATTERS INVOLVING FRAUD, WASTE AND ABUSE

Anyone who becomes aware of the existence or apparent existence of fraud, waste and abuse in NIH funded programs is encouraged to report such matters to the HHS Inspector General’s Office in writing or on the Inspector General’s Hotline. The toll free number is 1-800-HHS-TIPS (1-800-447-8477). All telephone calls will be handled confidentially. The e-mail address is Htips@os.dhhs.gov and the mailing address is:

Office of Inspector General

Department of Health and Human Services

TIPS HOTLINE

P.O. Box 23489

Washington, D.C. 20026

ARTICLE H.21. SHARING RESEARCH DATA

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[The data sharing plan submitted by the Contractor is acceptable/The Contractor’s data sharing plan, dated is hereby incorporated by reference.] The Contractor agrees to adhere to its plan and shall request prior approval of the Contracting Officer for any changes in its plan.

The NIH endorses the sharing of final research data to serve health. this contract is expected to generate research data that must be shared with the public and other researchers. NIH’s data sharing policy may be found at the following Web site:

http://grants.nih.gov/grants/guide/notice-files/NOT-OD-03-032.html.

NIH recognizes that data sharing may be complicated or limited, in some cases, by institutional policies, local IRB rules, as well as local, state and Federal laws and regulations, including the Privacy Rule (see HHS-published documentation on the Privacy Rule at http://www.hhs.gov/ocr/). The rights and privacy of people who participate in NIH-funded research must be protected at all times; thus, data intended for broader use should be free of identifiers that would permit linkages to individual research participants and variables that could lead to deductive disclosure of the identity of individual subjects.

ARTICLE H.22. POSSESSION USE AND TRANSFER OF SELECT BIOLOGICAL AGENTS OR TOXINS

The work being conducted under this contract may involve the possession, use, or transfer of a select agent or toxin. The contractor shall not conduct work involving a Select Agent or Toxin under this contract until it and any associated subcontractor(s) comply with the following:

For prime or subcontract awards to domestic institutions that possess, use, and/or transfer a Select Agent or Toxin under this contract, the institution must comply with the provisions of 42 CFR part 73, 7 CFR part 331, and/or 9 CFR part 121 ( http://www.selectagents.gov/Regulations.html) as required, before using NIH funds for work involving a Select Agent or Toxin. No NIH funds can be used for research involving a Select Agent or Toxin at a domestic institution without a valid registration certificate.

For prime or subcontract awards to foreign institutions that possess, use, and/or transfer a Select Agent or Toxin, before using NIH funds for any work directly involving a Select Agent or Toxin, the foreign institution must provide information satisfactory to the NIAID that safety, security, and training standards equivalent to those described in 42 CFR part 73, 7 CFR part 331, and/or 9 CFR part 121 are in place and will be administered on behalf of all Select Agent or Toxin work supported by these funds. The process for making this determination includes a site visit to the foreign laboratory facility by an NIAID representative. During this visit, the foreign institution must provide the following information: concise summaries of safety, security, and training plans; names of individuals at the foreign institution who will have access to the Select Agent or Toxin and procedures for ensuring that only approved and appropriate individuals, in accordance with institution procedures, will have access to the Select Agents or Toxins under the contract; and copies of or links to any applicable laws, regulations, policies, and procedures applicable to that institution for the safe and secure possession, use, and/or transfer of select agents. Site visits to foreign laboratories are conducted every three years after the initial review. No NIH funds can be used for work involving a Select Agent or Toxin at a foreign institution without written approval from the Contracting Officer.

Prior to conducting a restricted experiment with a Select Agent or Toxin under this contract or any associated subcontract, the contractor must discuss the experiment with the Contracting Officer’s Technical Representative (COTR) and request and obtain written approval from the Contracting Officer. Domestic institutions must submit to the Contracting Officer written approval from the CDC to perform the proposed restricted experiment. Foreign institutions require review by a NIAID representative. The prime contractor must contact the COTR and the NIAID Office of International Extramural Activities (OIEA) at mailto:niaidforeignawards@niaid.nih.gov for guidance on the process used by NIAID to

07822S1 Tetraphase Subcontract	31 of 36

review proposed restricted experiments. The NIAID website provides an overview of the review process at http://funding.niaid.nih.gov/contract/saconproc.htm. The Contracting Officer will notify the prime contractor when the process is complete. No NIH funds can be used for a restricted experiment with a Select Agent or Toxin at either a domestic or foreign institution without written approval from the Contracting Officer.

Listings of HHS and USDA select agents and toxins, and overlap select agents or toxins as well as information about the registration process for domestic institutions, are available on the Select Agent Program Web site at:

http://www.selectagents.gov/ and

http://www.selectagents.gov/Select%20Agents%20and%20Toxins%20List.html.

For foreign institutions, see the NIAID Select Agent Award information:

( http://www.niaid.nih.gov/ncn/clinical/default_biodefense.htm).

ARTICLE H.23. HIGHLY PATHOGENIC AGENTS

The work being conducted under this contract may involve a Highly Pathogenic Agent (HPA). The NIAID defines an HPA as a pathogen that, under any circumstances, warrants a biocontainment safety level of BSL3 or higher according to either:

1.	The current edition of the CDC/NIH Biosafety in Microbiological and Biomedical Laboratories (BMBL)( http://www.cdc.gov/OD/ohs/biosfty/bmbl5/bmbl5toc.htm);

2.	The Contractor’s Institutional Biosafety Committee (IBC) or equivalent body; or

3.	The Contractor’s appropriate designated institutional biosafety official.

If there is ambiguity in the BMBL guidelines and/or there is disagreement among the BMBL, an IBC or equivalent body, or institutional biosafety official, the highest recommended containment level must be used.

ARTICLE H.24. HOTEL AND MOTEL FIRE SAFETY ACT OF 1990 (P.L. 101-391)

Pursuant to Public Law 101-391, no Federal funds may be used to sponsor or fund in whole or in part a meeting, convention, conference or training seminar that is conducted in, or that otherwise uses the rooms, facilities, or services of a place of public accommodation that do not meet the requirements of the fire prevention and control guidelines as described in the Public Law. This restriction applies to public accommodations both foreign and domestic.

Public accommodations that meet the requirements can be accessed at:

http://www.usfa.fema.gov/hotel/index.htm.

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EXHIBIT D

GOVERNMENT PROPERTY

SUBCONTRACTOR INVENTORY STATEMENT

FOR THE PERIOD ENDING 30 SEPTEMBER

☐ INTERIM ☐ FINAL

Subcontractor Name	________________________________	Period of Performance:

Subcontract No.	________________________________	From:	________________

Prime Contract No.	________________________________	To:	________________

A physical inventory of all classes of accountable Government Property under the above referenced subcontract was completed, and

☐	The official property records (attached) were found to be in agreement except for the discrepancies reported herein (please identify separately).

☐	No property was furnished or acquired in performance of the subcontract.

If property has been furnished or acquired in performance of this subcontract, and this is a FINAL report, please check all that may apply below:

☐	We request property disposition instructions from CUBRC;

☐	Property has been approved, or is pending approval for utilization on a imminent follow-on subcontract.

☐	Property was returned to issuing Agency or provider as instructed by CUBRC;

☐	Property was consumed in performance of the subcontract;

Note: This inventory statement reflects the accountability of all Government-furnished or Subcontractor-acquired property since inception of the referenced subcontract through the current report date.

_____________________________________ Signature of Subcontractor Property Official	______________________ Date

_________________________________

Name and Title of Official

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SUBCONTRACTOR: Address Address PRIME CONTRACT: SUBCONTRACT NO.: SUBCONTRACT TYPE: SUBCONTRACT POP:				SUBCONTRACTOR GOVERNMENT PROPERTY RECORD/INVENTORY REPORT CURRENT THROUGH: 9/30/XX

Posting Date	ID Tag#	Description	Drawing	Mfg/Vendor	Model #	NSN	Serial #	P/N	Physical Location	Qty	Unit	Acq. Or Est. Val	Total	PO	Type	Acq. Date	Class	Remarks/Disposition

Please contact the CUBRC Administrative Point of Contact listed on the face page of this agreement for an electronic copy of this spreadsheet.

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EXHIBIT E

SUBCONTRACTOR’S ASSIGNMENT AND RELEASE

Pursuant to the terms of Subcontract No.                      for the period                          through                                  (ending date) and in consideration of the sum of $                             (cumulative expenses claimed/to be claimed) which has been paid under Subcontract No.                 to                                          (hereinafter called the Subcontractor) or to its assignees, if any, the Subcontractor, upon payment of the said sum by CUBRC, Inc., Buffalo, New York, 14225 does remise, release, and discharge CUBRC, its officers, agents, and employees, of and from all liabilities, obligations, claims, and demands whatsoever under or arising from the said Subcontract.

IN WITNESS WHEREOF, this release has been executed this              day of                     , 20        .

___________________________________

Signature of Authorizing Official

___________________________________

Name and Title of Authorizing Official

CERTIFICATE

(To be completed by an officer other than the one certifying above if Subcontractor is not a sole proprietorship)

I,                                                                   (Name of Official), certify that I am                                                                   (Official Title) of the organization named as Subcontractor in the foregoing release, that                                                       (Official Certifying Above) who signed said release on behalf of the Subcontractor was then                                          (Official Title) of said organization; that said release was duly signed from and on behalf of said corporation/organization by authority of its governing body and is within the scope of its corporate powers.

________________________________                                         ______________________

Signature of Authorizing Official                                                                      Date

_________________________________

Name and Title of Authorizing Official

35 of 36

EXHIBIT F

HHS Government Property Guide

36 of 36

HHS Contracting Guide

HHS Contracting Guide for Contract of Government Property

Health & Human

Services

TABLE OF CONTENTS

HHS Contracting Guide for Contract of Government Property	1
Health & Human	1
Services	1
TABLE OF CONTENTS	2
Foreword	8
Chapter I. Introduction	8
Purpose and Scope of Guide	8
Chapter II. Contractor Responsibility and Liability	8
Contractor Responsibility	8
Chapter III. Contract Start-Up	8
Authorization	8
Chapter IV. Contract Administration	8
Reporting and Reimbursement for Acquisition	8
Chapter V. Contract Close-Out	8
Final Inventory and Certification	8
Chapter VI. Special Considerations	8
On-site Contractors	8
Chapter VII. Forms and Instructions	8
Standard Form 1428 Inventory Schedule	8
Glossary	8
Condition Codes (link pending)	8
Contract Property Administrator Addresses	8
Government Property to be Classified as Sensitive Equipment Regardless of Dollar Value	8
FOREWORD	9
Assistant Secretary for Management and Budget	9

CHAPTER I: INTRODUCTION	9
PURPOSE AND SCOPE OF THE GUIDE	9
HOW TO USE THIS GUIDE	9
Chapter II outlines your responsibilities and liability for government property	10
Life Cycle Chapters	10
Special Consideration Chapters	10
KEY PLAYERS AT HHS	10

CHAPTER II: CONTRACTOR RESPONSIBILITY AND LIABILITY	11
CONTRACTOR RESPONSIBILITY	11
Prime Contact	11
Maintenance of Official Records	11
Contract Requirements	11
Property Control	11
Acquisitions	12
Decontamination	12
Subcontractor Property	12
CONTRACTOR LIABILITY	12

CHAPTER III: CONTRACT START-UP	12
Authorization	12
Maintenance of Official Records	13
Refer also to FAR Part 45.102 and 105	13
Residual Property	13
Government-furnished property	13
Contractor-Acquired Government Property	13
Designation of Property Administrator	13
Using Property Under More Than One Contract	13

Start-Up Inventory	13
Inventory Requirements	14
HHS decal number	14
Property Control System	14
Elements	14
Maintenance and calibration	14
Acquisition	15
Receiving	15
Identification and Records	15
Storage and Movement	15
Property Consumption	15
Utilization	15
Maintenance and Calibration	15
The goal is safe, efficient and economical operation of government equipment	15
Records are kept of maintenance and calibration performed, including cost and date	16
Maintenance and calibration are performed by technically qualified personnel	16
Physical Inventory	16
Inventories are conducted using the “wall-to-wall” approach	16
Physical inventory results are promptly reconciled with property records	16
Inventory results and discrepancies are promptly reported to the Contract Property Administrator	16
Subcontract Administration	16
Subcontractor is aware of contractual property provisions	16
Reporting	16
Any other reports specified in this Guide or in the contract	17
Disposal	17
Disposition instructions provided by the Contract Property Administrator are carried out as directed	17
Disposal	17
The quantity, condition code and location are reported accurately for property items requiring disposition	17
Contract Completion or Termination	17
HHS Review of System	17
Disapproval of System	17

CHAPTER IV: CONTRACT ADMINISTRATION	18
ACQUIRING PROPERTY	18
Authorization Required	18
Unauthorized Property Acquisitions	18
Government-Furnished Property	18
Transfer Between Multiple Contracts	18
Acquiring Excess Government Property	18
Contract-Acquired Property	19
GSA Supply Sources	19
FEDSTRIP and Customer Supply Centers	19
Reporting and Reimbursement for Acquisitions	19
Receipt of Contractor-Acquired Property	19
Discrepancies in Shipments	19
Receipt of Government-Furnished Property	20
Discrepancies in Shipments	20
Leased Property	20
Subcontractor Acquisitions	20
Receipt of Component Parts	20
Fabricating Equipment	21
Records	21
Installed Property	21
Reimbursement for Acquisitions	21
Attach Copy of Standard Form 1428 Inventory Schedule	21
Invoice Preparation	21

Property Identification	22
Decals	22
Bar code decals identify accountable property	22
Metal decals may be requested for property that is expose to the environment	22
Items that Cannot be Decaled	22
Sensitive Items	22
Precious Metals	23
Recovery of Precious Metals	23
Special Test Equipment and Components	23
Annual Inventory	23
HHS decal number	24
Associated HHS decal numbers	24
Manufacturer’s name	24
Item description	24
Manufacturers model number	24
Acquisition Date	24
Manufacturer’s serial number	24
Actual cost of item	24
Subcontractor Inventory	24
Certification	24
Reconciliation of Inventory	24
Overage Procedures	24
Shortage Procedures	24
Missing Stolen and Damaged Property	24
HHS decal number (if applicable)	25
Manufacturer’s name and model number	25
Date the item was last inventoried	25
Cost of item and projected cost of repairs, for damaged property	25
The last time the item was physically seen	25
The names of the individuals who used the item	25
The names of individuals who had access to the item	25
The name of the individual who discovered it was missing	25
The date and time the item was first discovered missing	25
The actions taken to try to locate the item	25
Previous similar occurrences and measures taken to prevent future occurrences	25
Records	25
Personal Property	25
Acquisition Maintenance and calibration	25
Receiving Physical Inventory	26
Identification/records Subcontract administration	26
Storage and movement Reporting	26
Property consumption Disposal	26
Utilization Contract Completion	26
Audit Records	26
Basic Information	26
Expendable Supplies and Materials Item Description	26
Unit of Measure	26
Unit Price Contract Number	26
Quantity Received	26
Location	26
Quantity on Hand	26
Posting Reference	26
Nonexpendable Personal Property/Equipment Owned or Leased	26
HHS Decal Number	26
Item Description	26
Manufacturer’s Serial Number	26

Manufacturer’s Model Number	26
Actual Cost of Item	26
Monthly Cost	27
Acquisition Date	27
Installation Date	27
Contract Number	27
Credits Accrued	27
Government-furnished or Contractor-accrued	27
Contractor’s Current Order Number	27
Associated HHS Decal	27
Expiration Date Numbers	27
Maintenance Cost	27
Acquisition Price if Purchased	27
Current Location	27
Buy-Out Price	27
Condition Code	27
Requirements	27
Capitalization	27
STORAGE AND MOVEMENT	27
Guidelines for the storage and movement of government property are covered in this section	27
Storage	27
Movement of Property	28
TRADE-INS	28
Request for Authorization	28
EXCESS PROPERTY	28
Report of Excess	28
Disposal Instructions	29
Abandonment and Destruction	29
Letter from Organization	29
CANNIBALIZATION	29
CONTAMINATION	30
Signature	30
Title and Date	30
Packing, Crafting, and Shipping	30

CHAPTER V: CONTRACT CLOSE-OUT	30
FINAL INVENTORY AND CERTIFICATION	30
Inventory Requirements	30
HHS decal number	30
Item Description	31
Acquisition Cost	31
Manufacturer’s name	31
Condition Code	31
Manufacturer’s Model Number	31
Quantity	31
Manufacturer’s Serial Number	31
Physical Location of Item	31
Certification	31
Follow-On Inventories	31
Government Terminates Contract	31
Subcontractor Inventories	31
DISPOSITION OF PROPERTY	32
Leased Property	32
Disposal Options	32

CHAPTER VI: SPECIAL CONSIDERATIONS	32
ON-SITE CONTRACTORS	32
Suspected Theft Property	32
FOREIGN GOVERNMENTS/INTERNAL ORGANIZATIONS	33
NON-PROFIT/EDUCATION ORGANIZATIONS	33
Acquisitions: Less than $5000/$1000	33
Acquisitions: More than $5000/$1000	33
Title Consideration	34
VEHICLES	34
Title/Certification of Origin	34
How to Obtain License Tags	34
Returning License Tags	34
Identification of Government Vehicles	35
Trailers	35
Reporting Requirements	35
Accident Reports	35
Maintenance Records	35
Vehicle Reports	35
Vehicle Listing	35
Type of vehicle (e.g..... sedan or station wagon)	35
Model, make and year (e.g.... 1990 Chevrolet Blazer)	35
License tag number	35
Serial number	35
Vehicle mileage	35
Vehicle location	35
Name and telephone number of your property contact	36
Projected Vehicle Acquisitions	36
Disposal	36
GSA Vehicles	36

CHAPTER VII: FORMS AND INSTRUCTIONS	36
Standard Form 1428 Inventory Schedule	36
Reporting Component Parts	36
GLOSSARY	36
Accountable Personal Property	37
Cannibalization	37
Component Part	37
Condition Codes	37
Contaminated Property	37
Contract Modification	37
Contracting Officer’s Authorization (COA)	37
Contractor-Acquired Property	37
Customer Supply Center	37
Decals	37
Disposition	38
Excess Property	38
Government property that is not required for immediate or foreseeable use	38
Expendable Property	38
Facilities	38
Fedstrip	38
Follow-On Contract	38
A contract that is re-competed or renewed and awarded to the same or different contractor	38
Government-Furnished Property	38
Government Property	38
Hazard-Free Certification	38
Leased Property	38

Property that is either acquired by the contractor or the Government under a lease agreement	38
Liability	38
The degree of a contractor’s obligation to the Government for contractor inventory	38
Material	39
Materiel	39
Items that are generally referred to as supplies, material, apparatus, and equipment	39
Modification	39
Nonexpendable Property	39
Non-Profit Organization	39
Personal Property	39
Physical Inventory	39
Precious Metals	39
Property	39
Property Control System	39
Property Management	39
Real Property	40
Salvage	40
Scrap	40
Screening	40
Sensitive Items	40
Special Test Equipment	40
Start-Up Inventory	40
Stock Record	40
Subcontractor	40
Supply Item	41
Surplus Property	41
Title	41
The legal right to claim, control, and dispose of property as a result of a purchase	41
Trade-In	41
Unauthorized Property	41
Unrequired Property	41
Voucher	41
Document prepared by the contractor for reimbursement of appropriate expenses incurred	41
Disclaimer (New Window) * Federal Shortcuts (New Window) * Feedback	41
HHS Contracting Guide for Contract of Government Property	41

Foreword

Chapter I. Introduction

Purpose and Scope of Guide

How to Use the Guide

Key Players at HHS

Chapter II. Contractor Responsibility and Liability

Contractor Responsibility

Contractor Liability

Chapter III. Contract Start-Up

Authorization

Start-Up Inventory

Property Control System

Chapter IV. Contract Administration

Reporting and Reimbursement for Acquisition

Property Identification

Annual Inventory

Missing, Stolen and Damaged Property

Records

Personal Property

Storage and Movement

Trade-ins

Excess Property

Cannibalization Contamination

Chapter V. Contract Close-Out

Final Inventory and Certification

Disposition of Property

Chapter VI. Special Considerations

On-site Contractors

Foreign Governments/ International Organizations

Non-profit/ Educational Organizations

Vehicles

Chapter VII. Forms and Instructions

Standard Form 1428 Inventory Schedule

Glossary

Appendix

Condition Codes (link pending)

Contract Property Administrator Addresses

Government Property to be Classified as Sensitive Equipment Regardless of Dollar Value

FOREWORD

This guide conveys the policy of the Department of Health and Human Services (HHS) covering the management and control of Government property. This Guide will help you learn the basics of HHS property administration. It provides information needed by contractors to administer government property under a HHS contract or grant to for-profit organizations.

This publication replaces the 1974 edition Control of Property in the Possession of Contractors. It was prepared by the Office of Management and Acquisition, Office of Acquisition and Grants Management, Acquisition and Logistics Research Staff.

We hope this guide provides the information you need. If you have unanswered questions after reading it, please contact your Contract Property Administrator for further questions.

Assistant Secretary for Management and Budget

CHAPTER I: INTRODUCTION

PURPOSE AND SCOPE OF THE GUIDE

This Guide outlines the basic policies and procedures for both cost-reimbursement and fixed-price contractors to follow in the management, control and use of government property provided under a HHS contract.

This includes government-furnished property (GFP) as well as contractor-acquired property (CAP). The Guide applies to contract property administration for the management of supplies, materials and both real and personal property that is furnished by the Government or acquired by contractors, including rented or leased items.

When the generic term “property” is used in the For an Alternative Navigation Method. Use Text Links to Navigate. It refers to personal property”, other types of property are specifically identified (e.g. buildings, real estate). The Guide complements the Federal Acquisition Regulation (FAR) and is not intended to supersede any FAR requirements as expressed in the contract. The FAR contains the official Federal policies on property used in contracts. Any differences between this guide and the FAR as expressed in the contract, the FAR will take precedence. It is a summary of HHS policies and procedures for contract property administration and therefore may not cover every question you have. If you need further assistance or additional information, contact your Contract Property Administrator.

HOW TO USE THIS GUIDE

To help you locate the information you need, this Guide is structured within a basic framework, as shown in the Table of Contents.

Chapter I contains an overview of the key players at HHS who will be involved in the property aspects of your contract.

Chapter II outlines your responsibilities and liability for government property.

Life Cycle Chapters

Chapters III, IV, V are organized by the life cycle of your contract, beginning with start-up and followed by contract administration and close-out.

Special Consideration Chapters

Chapter VI covers additional features which may or may not apply to your contract. If your contract falls under any of these categories, read the appropriate part of the chapter in addition to the standard life cycle chapters. These special considerations are: On-site contractors, non-profit or educational organizations, foreign governments or international organizations, and government vehicles.

In the remainder of the Guide, you will find forms and instructions, a glossary of property terms, an appendix with condition codes, HHS addresses, and an index. We suggest that you review the glossary to ensure that you understand exactly what is meant by terms such as personal property, nonexpendable property and accountable property.

Use of the index is encouraged as well. For example, if you want to locate information about excess property, the appropriate page numbers are listed under “excess.”

KEY PLAYERS AT HHS

The key players at HHS that you will deal with regarding your government property are: the Contract Property Administrator, Project Officer and Contracting Officer. Generally, the Contract Property Administrator monitors, coordinates and manages property requirements. The Project Officer provides technical direction and Interfaces with the Contract Property Administrator about your property requirements, and the Contracting Officer authorizes the transactions.

This section describes their overall roles in the authorization, administration and oversight of contract property.

The Contract Property Administration is the designated representative of the Contracting Officer and will be referenced in the contract. References in the FAR to the Plant Clearance Officer apply to the Contract Property Administrator at HHS. The Contract Property Administrator administers the contract requirements and obligations related to government property, and is responsible for all property administration functions from acquisition of the property to final disposition.

You should deal directly with the Contract Property Administrator in the administration of your government property. It is the Contract Property Administrator’s responsibility to coordinate property issues with the Project Officer and Contracting Officer. Within HHS the Contract Property Administrator is also assigned the responsibility of reviewing and approving property control systems and notifying you when your property control system does not meet HHS requirements; however, the Contract Property Administrator may not obligate government funds, or execute modifications to our contract, or otherwise make changes to your contract.

There are a number of Contract property Administration office locations at HHS: Use of the term “Contract Property Administrator” in this Guide refers to the Contract Property Administrator at the office designated in your contract, and is appointed pursuant to delegated authority.

The Project Officer is an Agency program official who is designated in the contract as the technical representative of the Contracting Officer. Project Officers are trained as required by HHS Acquisition Regulations (HHSAR) and are appointed to administer and monitor contract performance. They are not authorized to obligate government funds or to execute contract modifications. Your Project Officer cannot grant you approval to acquire property with contract funds, nor can the Project Officer authorize you to transfer or dispose of any items.

The Project Officer is responsible for providing a property requirements listing along with a justification to the contracting officer, who coordinates the review, approval and physical transfer of the property with the Contract Property Administrator.

The Contracting Officer is the only HHS official who can authorize you to use government property or acquire property under the contract. The Contracting Officer’s authorization will be stated in your contract, modification, or through the use of a Contracting Officer.

CHAPTER II: CONTRACTOR RESPONSIBILITY AND LIABILITY

CONTRACTOR RESPONSIBILITY

You must assure that your employees are knowledgeable of your contract and of the FAR, HHSAR, FPMR, and FIRMR provisions; they should have sufficient training in all areas of contract property administration. The General Services Administration (GSA) and several non-government training institutions offer three to five day courses in the administration of contractor-held property. These courses provide insight into government property administration. Your Contract Property Administrator can give you more specific information on these courses.

Prime Contact

It is your responsibility to designate an individual within your organization as the prime contact for the Contract Property Administrator. Provide the individual’s name, address, telephone number and signature at the inception of the contract. In the event that any of this information changes, including your organization’s address or the name of the contact person, notify your Contract Property Administrator.

Maintenance of Official Records

Contractors are responsible for maintaining the Government’s official property records unless the contract cites the FAR clauses that relieve that responsibility.

Contract Requirements

It is the contractor’s responsibility to review the contract clauses and assure that the government property required to accomplish the scope of work is accurately reflected in the contract. The basic contract will include a detailed listing of accountable government property (both real and personal property with an acquisition cost of $1000 or more, with a life expectancy of more than two years and sensitive items regardless of acquisition value). If accountable property is provided without contract authorization, promptly notify your Contracting Officer with a copy to the Contract Property Administrator.

Property Control

The contractor is held accountable and responsible for government property, regardless of value, from the time of receipt until the disposal of each item as directed by the Contracting Officer. You are responsible for the control of all GFP and CAP upon delivery of the property into your custody.

Acquisitions

Acquisitions of accountable property must be authorized by the Contracting Officer before acquiring the items. Identification of the property will be stated in the basic contract, a subsequent modification or Contracting Officer’s Authorization (COA) letter. Accountable property that is listed in work assignments, delivery orders or task orders is not authorized for acquisition or use until it has been authorized.

Decontamination

The contractor is responsible for decontaminating government property which may have been contaminated while in the contractor’s possession. When government property is to be transferred, disposed of, or excessed, a certification that property is free from all hazards, including biological, chemical, radioactive, or other health hazardous agents must be sent to the Contract Property Administrator.

Subcontractor Property

It is the prime contractor’s responsibility to hold the subcontractor responsible for reporting any transactions involving government property. Subcontractors are governed by the same requirements as prime contractors for the control of government property.

CONTRACTOR LIABILITY

Contractors may be liable for government property in their possession, subject to the terms of the contract. You may be liable when government property is missing, damaged or stolen, or when there is evidence of improper or unreasonable consumption. If approval of your property control system was withheld or withdrawn, or if you fail to correct deficiencies identified by the Contract Property Administrator, the Contracting Officer may require you to accept a higher level of liability for loss of or damage to government property.

CHAPTER III: CONTRACT START-UP

Chapters 3, 4, 5 apply to all contractors (Contract Start-Up, Contract Administration, and Contract Close-Out). Portions of Chapter 6 Special Considerations, may also apply to you.

Authorization

Prior to the start of work, review your contract concerning the authorization of property. Property that is listed in work assignments or task orders is not authorized for acquisition or use until it has been authorized in the contract, modification, or the Contracting Officer’s Authorization (COA). If government property not listed in the contract is provided to you, notify your Contracting Officer.

Review the detailed listing of property in our contract to assure that the government property required to accomplish the scope of work is accurately reflected in the contract. Be sure to check your contract for the clauses described in this section of the Guide. If any of the clauses described below are included in your contract, refer to the FAR to determine your full requirements, responsibilities and liability for the property.

Maintenance of Official Records

You are responsible for maintaining the official property records unless the contract cites the FAR clauses that relieve you of that responsibility. The clauses are normally cited in Part II, Section I of the contract, and may be incorporated by reference.

Refer also to FAR Part 45.102 and 105.

Residual Property

The residual property clause authorizes use of property from a previous contract contains this clause, be sure that you know exactly what is included in the residual inventory, and that the inventory listing is correct.

Government-furnished property

All accountable government property provided under your contract will be described and/or listed in the contract, including the Contracting Officer’s Authorization (COA), and amendments/modification. The listing of accountable property items should include an item description (sometimes referred to as expanded nomenclature), manufacturer’s name, serial number, model number, and a HHS decal number.

Contractor-Acquired Government Property

If you are authorized to acquire accountable property from a vendor, your contract will include a clause or COA letter that authorizes the transactions. Accountable property that you acquire and change to the contract must be authorized on an individual line item basis in the contract.

Designation of Property Administrator

A reference or clause may be made to your contract to provide the name and office location of your Contract Property Administrator at HHS.

Using Property Under More Than One Contract

Government property is to be used only under the contract for which it is authorized, unless otherwise authorized by the Contracting Officer. If your organization has more than one contract with HHS, the Contracting Officer may authorize use of government property under more than one contract.

Start-Up Inventory

At the start of your contract, you are required to conduct a physical inventory of accountable government property provided to you or acquired with contract funds, as well as any property being leased or rented with contract funds. If your contract is a follow-on make every effort to conduct a joint inventory with the previous contractor. Your start-up inventory may be done concurrently with the transfer from the previous contractor.

Inventory Requirements

The start-up inventory will be a physical inventory. Any discrepancies with the government-furnished listing in the contract should be noted. The inventory must include the following information:

HHS decal number

Manufacturer’s name

Manufacturer’s model number

Manufacturer’s serial number

Record and reconcile your inventory results with the property clause in your contract, and submit the report to your Contract Property Administrator. For overages, shortages or damage, provide a statement of the condition and apparent cause. Include the name of your company’s property contact for the Contract Property Administrator. Prime contractors must submit a consolidated inventory report of all government property, to include subcontractor inventory.

Property Control System

Shortly after contract award, the Contract Property Administrator will request a copy of the written procedures for your internal property control system unless HHS already has it. HHS reviews the property control system to determine if it is adequate to assure compliance with government regulations and contract terms, and to assure that the property is adequately protected, maintained, utilized and accounted for. The adequacy of your property control system helps to demonstrate your ability to manage government property.

A contractor with a few employees may not have a need for written procedures for effective management of Government property. In such cases, the Contracts Property Administrator will evaluate the adequacy of the contractor’s system on the basis of the contractor’s explanation of his controls and observation of the system.

Elements

An acceptable property control system must comply with the FAR. It identifies all types and classes of government property and addresses your policies on the following elements:

Maintenance and calibration

Physical inventory

Identification and records

Storage and movement

Property consumption

Contract completion or termination

The property control system must enable us to locate any item of government property within a reasonable time. Generally, this should not exceed two working days. The system should also provide a complete, current, auditable record of all transactions which the Government may review as frequently as conditions warrant.

The following section briefly outlines the major requirements for each element of your property control system.

Acquisition

Items are ordered in accordance with quantities stipulated in the contract. Existing equipment on-hand is screened before submitting requisitions. Correct source is identified (either government-furnished or contractor-acquired).

Receiving

Property received is inspected for discrepancies. Receiving report is prepared and distributed to appropriate offices. Discrepant items are segregated and documented (partial shipments, for example).

Identification and Records

Equipment received is promptly and properly classified and labeled with a HHS property decal. Inventory control and financial records are established and maintained for the property. Basic information is contained in the records, as outlined in the FAR.

Storage and Movement

An adequate system to control movement and location of property is maintained. Property in storage is protected, preserved and inspected to prevent loss, damage and deterioration. Adequate safeguards are provided for securing government property. A first in/first out system is established for stored items, subject to age deterioration and warranty expiration.

Property Consumption

Property is consumed only under contract performance. Stock record system of records is maintained for consumable items.

Utilization

Methods are established to ensure that government property is utilized only for purposes authorized by the contract. Contractual authorization is obtained to use property for other than its original authorized purpose. A system is established to review and identify government property to release when it is no longer required for contract performance. Criteria are established and retention of idle equipment is documented and justified by the program manager.

Maintenance and Calibration

A scheduled maintenance program is established, consisting of a systematic written procedure for servicing and inspecting equipment.

The goal is safe, efficient and economical operation of government equipment.

A program is implemented for the following categories of maintenance: preventive maintenance, routing repair and adjustment emergency repair, and calibration.

A calibration control system is designed for all measuring and test equipment to provide control of the evaluation, calibration, maintenance, repair and use of it.

Records are kept of maintenance and calibration performed, including cost and date.

Maintenance and calibration are performed by technically qualified personnel.

System is capable of identifying high maintenance costs for review; corrective action is taken by management and is documented.

Physical Inventory

Physical inventories are generally conducted at the start of the contract, annually on the anniversary of contract award, fiscal year end, on a special basis if directed by the Government, and within 90 days upon contract completion or termination as specified in the contract.

Inventories should be taken by personnel other than those having custody of the property or maintaining the records unless the contractor’s operation is too small to do otherwise.

Inventories are conducted using the “wall-to-wall” approach.

Physical inventory results are promptly reconciled with property records.

Inventory results and discrepancies are promptly reported to the Contract Property Administrator.

Subcontract Administration

Procedures and controls are established to assure that government property in a subcontractor’s possession is adequately protected.

Subcontractor is aware of contractual property provisions.

Subcontractor will report loss, damage or destruction of government property to the prime contractor for notification of the Contract Property Administrator.

Reporting

Annual inventory reports are to be provided to the Contract Property Administrator by October 31st each year.

Any loss of or damage to government property is immediately reported to the Contract Property Administrator.

Government property excess to contract requirements is promptly reported to Contract Property

Administrator.

Standard Form 1428 Inventory Schedule is submitted for all accountable contractor-acquired and leased property; receipt of GFP is reported to the Contract Property Administrator when the property is received.

Any other reports specified in this Guide or in the contract.

Disposal

Disposition instructions provided by the Contract Property Administrator are carried out as directed.

Disposal

Disposition instructions provided by the Contract Property Administrator are carried out as directed in accordance with instructions, the disposal of property is properly documented.

The quantity, condition code and location are reported accurately for property items requiring disposition.

A decontamination certification is included in the final inventory report at the conclusion of the contract, unless waived by the Contracting Officer.

Contract Completion or Termination

Residual property is reviewed for appropriate actions (such as decontamination or repair) before transfer or disposal of property.

A full accounting is effected for all government property in possession of the prime contractor and subcontractor. The final inventory report is submitted promptly unless the Contracting Officer specifically approves an extension of time.

Pending issues are resolved, such as inventory adjustments and determinations of liability, before contract closure.

The Contract Property Administrator is notified when all pending actions on property-related issues are completed.

HHS Review of System

Your written system of procedures for property control must be submitted to the Contract Property Administrator for review within 30 days from the date it is requested. The review and approval of a contractor’s property control system at a specific site by one agency is binding on all other government departments and agencies, under interagency agreements. However, HHS may impose special property administration requirements to meet Agency needs.

Disapproval of System

If your system does not comply with the FAR or contract requirements, corrections will be required after notification of deficiencies. If you do not correct the deficiencies within the schedule that was agreed upon, the Contract property Administrator will recommend disapproval of your system by the Contracting Officer. Your liability for loss of or damage to government property may increase if approval is withheld or withdrawn.

CHAPTER IV: CONTRACT ADMINISTRATION

ACQUIRING PROPERTY

There are several ways to acquire property. You may obtain GFP through a transfer of property from an HHS office or another contract, or by securing excess property (this requires a special contract authorization). You may be authorized to acquire property by purchasing it from GSA supply sources (requiring a special authorization in your contract) or from a private vendor, or you may be required to lease or rent the property.

Authorization Required

Regardless of how you acquire property, any use of accountable government property under a HHS contract must be authorized in writing by the Contracting Officer.

Unauthorized Property Acquisitions

If you possess accountable GFP or CAP which has been authorized by the Contracting Officer, immediately report details about your possession of the property to your Contracting Officer with a copy to the Contracts Property Administrator.

The Contracting Officer will determine if it is appropriate to allow you to retain any unauthorized property. If the Contracting Officer grants authorization, the acquisition will be ratified and reflected in a contract modification.

Government-Furnished Property

The furnishing of government property will be coordinated by your Contract Property Administrator. You must identify your needs to your contracting Officer who will coordinate with the Project Officer; the clear definition of your needs before property is provided will facilitate the authorization process. The transaction must be authorized before property is physically transferred to you. When you receive the property, examine it to see that it will meet your needs and that it is in the proper condition for work performance. If the property does not meet your needs, notify the Contracting Officer Immediately.

Transfer Between Multiple Contracts

If you have more than one contract with HHS and want to have property transferred from one contract to another, coordinate this through your Contracting Officer who will coordinate with the Contract Property Administrator. If the transfer is approved, the Contracting Officer will issue a modification to effect the transfer.

Acquiring Excess Government Property

If you are located near a government installation, you may be able to acquire excess property. This requires the approval of your Contracting Officer to issue a contractor’s identification card (GSA Form 2946). If authorized, your Contract Property Administrator will provide catalogs of excess property. Contact your Contract Property Administrator for details about obtaining excess property.

Also, surplus personal property may be donated through State agencies to non-profit tax-exempt activities such as medical institutions, hospitals, schools, universities etc. Refer to FAR Part 45.609 and FPMR 101-44.207

Contract-Acquired Property

Prior to authorizing the acquisition of CAP, there is a justification process and a determination of the method that is in the best interest of the Government. The documentation of this process and the analysis called a property justification, is coordinated by the Contracting Officer with the Project Officer.

Property justifications are required for all leased items, regardless of value. If accountable CAP has been authorized under your contract, the contract will specify whether the property is to be purchased, leased or rented. The FAR and FPMR contain detailed information about procurement requirements; they may assist you in developing adequate procedures.

GSA Supply Sources

GSA and Federal Supply Schedules should always be considered as a first source of supply. If you are authorized to acquire property from a GSA supply source; FEDSTRIP (Federal Standard Requisitioning and Issue Procedures) or Customer Supply Centers, contract clause, modification or letter of authorization from your Contracting Officer is required to authorize use of these supply sources.

FEDSTRIP and Customer Supply Centers

FEDSTRIP and Customer Supply Centers are operated by GSA to serve the retail needs of federal agencies. Cost-reimbursement contractors may also use these sources if authorized FEDSTRIP is used for ordering large quantities of items while Customer Supply Centers are intended for small quantity orders. If you are interested in using these first supply sources, contact your Contract Property Administrator for details.

Reporting and Reimbursement for Acquisitions

Prime contractors must submit consolidated reports that include subcontractor acquisitions. Subcontractor acquisitions are subject to the same reporting and justification requirements as prime contractors for acquiring property under the contract. The prime contractor coordinates subcontractor transactions, subcontractors do not deal directly with the Contract Property Administrator, except for subcontractors to the Small Business Administration.

Receipt of Contractor-Acquired Property

Immediately upon receipt of accountable property items, report the acquisitions on Standard Form 1428 Inventory Schedule. Submit the completed Standard Form 1428 Inventory Schedule to your Contract Property Administrator (a copy of the form must also be attached to your reimbursement voucher). Specific instructions for completion of Standard Form 1428 Inventory Schedule are located in Chapter VII of this Guide.

Accountable property is nonexpendable personal property with an acquisition cost of $1000 or more, and with a useful life of two years or more and sensitive items (regardless of acquisition value. All accountable property items acquired under your contract must be reported on Standard Form 1428 Inventory Schedule, including such commodities as components, accessories, improvements and add-ons that exceed the accountable threshold as well as leased or rented items. Be sure to report design, labor and/or transportation costs, if applicable. These costs are included in the acquisition cost of the item in the Agency’s records.

Discrepancies in Shipments

If you discover an overage, shortage or damage upon receipt of CAP, take whatever action are necessary directly with the vendor or the supplier.

Receipt of Government-Furnished Property

When you receive accountable GFP, notify your Contract Property Administrator by letter immediately upon receipt of the property; this applies to unauthorized as well as authorized government property. If an HHS Property Transfer document is forwarded to you for signature, sign it and return it to your Contract Property Administrator. If you send a letter, include the decal number, acquisition cost, item description, model number, serial number, condition code, and physical location of the property. Remember prime contractors report to the Contract Property Administrator all transfers to subcontractors.

If your Contract Property Administrator forwards an HHS Transfer Form for your signature, verify that all information recorded on the form is correct. Remember to check the condition of the property and ensure that it will meet the requirements of the work to be performed. If there are any discrepancies with the form, sign it where indicated and return it to your Contract Property Administrator.

Discrepancies in Shipments

If you discover an overage, shortage or damage upon receipt of GFP, or if property is unusable for any reason, provide a statement of the condition and apparent cause to the Contract Property Administrator. If necessary, file the appropriate claim forms with the shipping company.

Leased Property

The acquisition of leased property must also be reported on Standard Form 1428 Inventor Schedule if the acquisition cost of the leased item would exceed the accountable threshold (see Glossary) and if the lease term exceeds two months. Chapter VII in this Guide contains details about the specific information that is reported.

Notify your Contracting Officer with a copy to the Contract Property Administrator at least 45 days before termination of a lease arrangement, whether due to the expiration of the actual lease or the termination/expiration of your contract. Also advise the Contracting Officer of any credits toward purchase of the item. The advance notice to HHS will allow the Government to decide whether to purchase the item or return it upon lease expiration, or to buy out the lease if it has not expired.

Subcontractor Acquisitions

Accountable items acquired by a subcontractor are reported by the prime contractor to the Contract Property Administrator on Standard Form 1428 Inventory Schedule. Reimbursement to a subcontractor is coordinated and processed by the prime contractor; prime contractors are reimbursed by HHS for authorized subcontractor acquisitions. HHS communicates directly with the prime contractor only, except for contracts with the Small Business Administration under its 8(a) program.

Receipt of Component Parts

Component parts or other items acquired for addition to a piece of property that has already been reported and decaled, must be reported on Standard Form 1428 Inventory Schedule if the component’s price exceeds the accountable threshold. State the HHS decal number of the main unit and indicate that the components will be added to that piece of property. Also record any entry for such costs as design, labor and transportation, if applicable, these costs are added to the acquisition value of the item.

Fabricating Equipment

If equipment, components or additional items are acquired individually and then assembled into one main unit, report the acquisition of accountable items individually as they are purchased. Include a statement on Standard Form 1428 Inventory Schedule that one major unit is being constructed. When the item has been completed, notify the Contract Property Administrator, and state this on your Standard Form 1428 Inventory Schedule.

Records

If the construction of prototype or special research equipment is authorized by the contract, report the costs for design and labor along with the value of the components to include equipment, material and supplies.

Special test equipment fabricated from materials that are government property are recorded as government-owned immediately upon fabrication. If equipment is fabricated from materials that are contractor-owned, the completed item is recorded as government property when title passes to the Government.

Installed Property

Before installing government equipment at your site, you must obtain authorization from your Contracting Officer, and a modification or authorizing letter must be issued. Before installing the property, consider how the property can be removed at contract completion. It is suggested that you discuss this with your Project Officer. Provide your Contracting Officer with a detailed report on the cost of removal and restoration, as well as a planned disposal method. Include labor costs for installation and/or set-up, and transportation costs in the total cost.

Reimbursement for Acquisitions

Contractors generally submit SF-1034 and/or SF-1035, Public Voucher for Purchases and Services Other than Personal (New Window), for reimbursement of costs incurred under contract performance. You must itemize acquisitions under the “personal Property/Equipment” category of your voucher and not simply list them as “Other Direct Costs”. The Contract Property Administrator receives a copy of your voucher from the HHS paying office and checks voucher entries to ensure that property acquisitions are reported under the proper category.

Attach Copy of Standard Form 1428 Inventory Schedule

The original Standard Form 1428 Inventory Schedule is submitted to your Contract Property Administrator. A copy of the form must be attached to your voucher to support reimbursement claims. If you submit a voucher including costs for accountable personal property items, but fail to attach a copy of the Standard Form 1428 Inventory Schedule payment for the personal property items may be suspended by the Contracting Officer.

Invoice Preparation

If you have questions about voucher/invoice preparation and processing related to personal property, please contact your Contract Property Administrator. Any other questions about vouchers should be directed to the paying office designated in your contract.

Property Identification

This section describes requirements for decals, sensitive items, precious metals, and special test equipment.

Decals

Decals are identifying tags designed by HHS to identify Agency property and to display the specific number assigned to a particular item or to identify a specific class of property. HHS has a variety of decals to identify property classifications:

Bar code decals identify accountable property.

For other than accountable property, a decal that states “Property if U.S. HHS” may be furnished, if requested.

Blank paper decals maybe provided for components or other add-ons (the HHS decal number of the main unit is written on the decal and affixed to the component).

Decals may be furnished for leased items (the decal number is preceded by the letter “L or R”).

Metal decals may be requested for property that is expose to the environment.

If you are provided GFP without affixed decals, contact your Contract Property Administrator in writing to request the decals. Your Contract Property Administrator will furnish decals for accountable CAP. The HHS decal numbers should be referenced in your correspondence.

Items that Cannot be Decaled

Some property items cannot be decaled. These include submersible items and those subject to chemical exposure and weather conditions. You may request metal decals for property that is exposed to the environment. Other items cannot be decaled because the decal will not adhere to that particular type of surface (pumps, some typewriters, for example). In these cases, make every effort to indelibly mark the item by painting or etching the decal number on it. Items that cannot be decaled or otherwise marked with the decal number, such as platinum crucibles, are subject to additional controls. One option for recording the decal numbers is to attach the decal to your copy of Standard Form 1428 Inventory Schedule that shows receipt of the item Stock cards can also be used, recording detailed information about the item, and attaching the decal to the stock card.

Sensitive Items

Sensitive Items are property items that are highly desirable an easily converted to personal use. Special efforts must be made to control and protect sensitive items. Sensitive items classified as accountable property, and must be reported on Standard Form 1428 Inventory Schedule if you need assistance in identifying sensitive items, contact your Contract Property Administrator for more information. Sensitive items are listed in Appendix C. Signature receipts are required to establish individual accountability for all sensitive items regardless of value.

Precious Metals

When authorized precious metals can be acquired directly or indirectly, as government-furnished or contractor-acquired personal property. Precious metals such as platinum, used in the composition of crucibles or evaporating dishes, for example, are commodities requiring sensitive item accountability as well as classification as precious metals. Keep records of the amount of precious metal comprising the commodity.

Some precious metals, such as gold and silver, may exist within the boards and wiring of computer and laboratory instruments. Maintain a record of this information to assure appropriate recovery if out-right disposal is considered.

Recovery of Precious Metals

The recovery of precious metals must be reported annually to your Contract Property Administrator, report the amount recovered and the methods of recovery. Contractors that consistently use photographic services, for example, must develop a program for the recovery of silver. Contractors should contact the Contract Property Administrator who will contact the regional GSA Federal Supply Service or the Defense Logistics Agency (DLA) serving the area for assistance. (NOTE: October 12, 2006 - the GSA Federal Supply Service (FSS) is being merged with the Federal Technology Service (FTS) into the Federal Acquisition Service (FAS). As more is known about the structure of the new FAS, the instruction found here will be updated).

The contracting Officer will approve a credit to the contract when the silver is properly disposed of at a profit.

Special Test Equipment and Components

Special test equipment authorized as GFP or CAP under the contract will be marked with a serial number and the HHS decal number. If it is not feasible to mark the equipment, report this to the Contract Property Administrator… Special test equipment components valued as $1,000 or more and incorporated in a manner that makes removal and re-utilization feasible and economical, must also be marked. Property identification should be legible, permanent, conspicuous and temper-proof, consisting of serial number and decal number. Remember: off-the-shelf testing equipment is not classified as special test equipment (see Glossary).

Annual Inventory

A physical inventory of accountable government property must be conducted by September 30th and submitted by October 31st of each year. Your inventory must include accountable government property items acquired, furnished, rented and/or leased under the contract. Employees who conduct inventories should not be the same individuals who maintain the property records. Following the physical inventory, prepare an inventory report and submit it to your Contract Property Administrator and Contracting Officer.

Include all accountable government property in your possession, even if it has not been authorized by the Contracting Officer. Remember software (commercially leased) has been classified by HHS as sensitive; and is subject to reporting requirements.

The minimum information that must be recorded follows:

HHS decal number

Associated HHS decal numbers

Manufacturer’s name

Item description

Manufacturers model number

Acquisition Date

Manufacturer’s serial number

Actual cost of item

Subcontractor Inventory

Prime contractors must submit a consolidated report of all accountable government property under the contract, to include subcontractor inventory. Subcontractors should report their inventories to the prime contractor.

Certification

Your final inventory report must include a certification that all items are required for continued contract performance and are free from contamination. Property that is no longer usable or required must be reported and identified as such.

Reconciliation of Inventory

Reconcile your inventory with your property records. If you discover overages or shortages, report them in your cover letter and submit back-up documentation, described in the following paragraphs to initiate the appropriate actions.

Overage Procedures

For overages your Contract Property Administrator will notify your Contracting Officer. You will be contacted and asked to provide information about how you acquired the property and to justify your continued need for it. Your Project Officer may initiate the property justification process if your retention of the item is approved by the Contracting Officer.

Shortage Procedures

First, attempt to locate the item. If you have property at more than one site, check your other locations. If you cannot find the item, submit a statement explaining all related circumstances, including the actions you have taken to try to locate the property. In your letter, you may request relief of accountability for the item. If you suspect the item was stolen, report this immediately to the local police. The Missing, Stolen and Damaged Property section of the Guide outlines the required content of your statement.

Missing Stolen and Damaged Property

Promptly notify the Contract Property Administrator of any loss, damage to, or destruction of government property in your possession or control, or in the possession or control of a subcontractor. You are required to investigate the circumstances of each incident and ensure that measures are taken to prevent recurrence. You must respect all known facts and circumstances of the case to include the following information.

Description of item(s) missing, stolen, damaged, or unreasonably consumed to include condition of the item before it was missing/stolen:

HHS decal number (if applicable)

Manufacturer’s name and model number

Date the item was last inventoried

Cost of item and projected cost of repairs, for damaged property

The last time the item was physically seen

The names of the individuals who used the item

The names of individuals who had access to the item

The name of the individual who discovered it was missing

The date and time the item was first discovered missing

The actions taken to try to locate the item

Previous similar occurrences and measures taken to prevent future occurrences

Other facts or circumstances relevant to determination of liability and responsibility for repair or Replacement

Any loss due to theft or suspected theft must be reported immediately to the local police and the Federal Bureau of Investigation (FBI). Check the U. S. Government listings in your telephone directory for the phone number. Send a copy of the police report to the Contract Property Administrator. The Contracting Officer will determine your liability for losses.

Records

Your Property records must identify all types and classes of government property (expendable supplies, materials, nonexpendable personal property/equipment and real property). The records must be safeguarded from tampering and/or destruction. Separate property records should be maintained for each contract.

Personal Property

Your personal property records must ensure that the following areas of property administration are covered:

Acquisition Maintenance and calibration

Receiving Physical Inventory

Identification/records Subcontract administration

Storage and movement Reporting

Property consumption Disposal

Utilization Contract Completion

Audit Records

Your records should provide a complete, current, auditable record of all transactions. They must be accessible to authorized government personnel; your records are subject to review by the Government as conditions warrant. Compliance reviews may take place at any reasonable time during contract performance, completion, termination, or any time during the period you are required to retain such records. Records must be retained for the time period specified in FAR.4.705 or for any longer period specified in your records.

Basic Information

Your inventory records must provide the following information for every item of government property in your possession:

Expendable Supplies and Materials Item Description

Unit of Measure

Unit Price Contract Number

Quantity Received

Location

Quantity Issued Disposition

Quantity on Hand

Posting Reference

Nonexpendable Personal Property/Equipment Owned or Leased

HHS Decal Number

Item Description

Manufacturer’s Serial Number

Manufacturer’s Model Number

Actual Cost of Item

Monthly Cost

Acquisition Date

Installation Date

Contract Number

Credits Accrued

Government-furnished or Contractor-accrued

Contractor’s Current Order Number

Associated HHS Decal

Expiration Date Numbers

Maintenance Cost

Acquisition Price if Purchased

Current Location

Buy-Out Price

Condition Code

Requirements

Your property control records for all government real property, including alterations, construction work and sites, will include an itemized record of the description, location, acquisition cost and disposition. These records must include maps, drawings, plans, specifications, and supplementary data. They must be complete and include original cost of the property, and improvements, changes and additions.

Capitalization

If you incur any cost for new construction, assembly to the real property, expansions, extensions, conversions, additions, alterations and improvements, the cost will be capitalized. HHS must record the cost as a capitalized asset. To assist the Agency in carrying out its responsibility, report this information to HHS. The costs for real property involving destruction of the facility or costs for ordinary maintenance or repair of the property are not capitalized.

STORAGE AND MOVEMENT

Guidelines for the storage and movement of government property are covered in this section.

Storage

Take measures to protect and preserve stored government property in order to prevent loss, damage and deterioration. The property should be clearly identified as government property and should not be intermingled with non-government property. Ensure that stored items requiring special handling (such as flammables or explosives) are stored safely and are adequately protected.

Movement of Property

Document the movement of government property when property is removed from any of your sites for return to the Department or delivery to another contractor or agency. In these instances the physical relocation of the government property must be documented in writing, with copies provided to the Contract Property Administrator and the Project Officer. Notify your Contract Property Administrator before the property is moved, and instructions will be provided.

TRADE-INS

Trade-Ins or exchanges may be authorized for outdated equipment in a contractor’s inventory, or in order to decrease the purchase cost of a new item. This type of transaction occurs rarely, and is authorized only when there is a definite advantage to the Government.

Request for Authorization

If you wish to trade in or exchange government property for identical items, or for newer state-of-the-art items that are similar, send a written request to your Contracting Officer with a copy to the Contract Property Administrator. Your Contract Property Administrator will coordinate with the Contracting Officer, who may grant approval for the trade-in or exchange.

If the trade-in is disallowed, and you have no further use for the time, it will be offered to HHS offices for use, or referred to other agencies through the routine excess process.

EXCESS PROPERTY

You must report to your Contract Property Administrator all government property that is excess to your needs. Property in your possession may be considered excess if it is no longer required for contract performance or no longer in working order and repair is considered impractical. Your Contract Property Administrator will coordinate with your Contracting Officer to determine if the item is required on another contract or by the sponsoring program. If the property cannot be used elsewhere in the Department, there is a series of steps that HHS must follow to dispose of excess property.

This sometimes a lengthy process, and you may be required to store the excess property while the procedures are being carried out. You are responsible for the property as long as it is in your possession.

Report of Excess

The Contract Property Administrator in conjunction with HHS property management will issue an SF-120 (Report of Excess Personal Property), and SF-126 (Report of Personal Property for Sale) or an SF-15 (Sale of Government Property) for government property, regardless of value, that is not required for further use by the Department. The appropriate form will be executed and an informational copy forwarded to your designated representative. This individual’s name normally appears on the forms as the contact person for anyone requesting additional information on the excess property. The Contract Property Administrator will advise your representative of the steps that are involved and will issue final disposal instruction when release of the items is appropriate.

Quite often, GSA forwards a form or a letter directly to the contractor. If you receive any of this material directly from GSA, please forward it to your Contract Property Administrator.

Information provided by GSA to your Contract Property Administrator will be sent to you as needed.

Disposal Instructions

You may not dispose of any item until you receive the Contracting Officer’s approval and complete written instructions from the Contract Property Administrator. Disposal options include transfer, donation, trade-in, sale, abandonment, cannibalization, scrapping or destruction of the property.

Once you have declared an item as excess with the concurrence of your Contracting Officer, the Contract Property Administrator will notify GSA of the excess item for transfer to another government agency/department or contractor. If the item cannot be transferred, it is offered to state agencies in the GSA region for donation. If the states are not interested in the item, it is then offered to the public for sale. If GSA is unable to dispose of the item, the Contract Property Administrator is notified by GSA that HHS is authorized to conduct a small lot sale or abandon the item.

Abandonment and Destruction

Excess property may be destroyed or abandoned by HHS only after every effort has been made to dispose of it by other authorized methods. With GSA’s permission, HHS may elect to abandon property at a site under certain circumstances during the life of a contract or during close-out of the contract. Authorization for abandonment requires a written determination by the Contracting Officer.

If you are authorized to abandon an item, remove all government markings from the item. Prepare and submit to your Contract Property Administrator a certification that the item is disposed of, and that it is disposed of in a manner that does not endanger the health and safety of the public.

When the Contract Property Administrator informs you that an item cannot be disposed of through GSA, you may be asked to identify any non-profit organizations in your local community that are interested in the item. If you are a for-profit firm, the item must be donated to a third party, as previously described. Local organizations to consider include high schools, vocational schools, colleges or service organizations (such as Goodwill Industries, Salvation Army, or Volunteers of America).

Letter from Organization

If it is known that an organization is interested, request a letter from them stating that they are a non-profit organization, and stating how the item will be used. The letter should be forwarded directly to the Contracting Officer with a copy to the Contract Property Administrator by the organization. The property item must be from contamination; it is your responsibility to provide this certification.

CANNIBALIZATION

Cannibalization refers to either the alteration of a piece of government property that is generally obsolete due to age or technological advances, or reducing equipment to parts in order to obtain needed components. In other words, you are cannibalizing property when you remove serviceable parts from an item, rendering it unserviceable or reducing its value. You may not cannibalize government equipment unless you have received the Contracting Officer’s approval and written instructions from the Contract Property Administrator.

CONTAMINATION

The descriptions of transfers and disposal actions contained in this Guide assume that the property involved is decontaminated. Any contamination of personal property/equipment must be immediately reported to both the Contract Property Hazard-Free Certification Administrator and the Contracting Officer along with a certification that items are hazard-free. The contractor is normally expected to decontaminate the item so that it may be used again.

The following certification, signed by the contractor or an authorized official, must accompany each copy of the excess declaration or final inventory when shipment from the contractor’s facility will be required.

I certify that the listed property is free of biological, chemical, radioactive, other health hazardous contamination and that the property is safe for shipment, except for the following line items:

*(Enter line item numbers or “No Exceptions”)

Signature

Title and Date

Packing, Crafting, and Shipping

When shipment of government property is required, the contractor is responsible for proper packing, crafting and handling to ensure it reaches its destination in good condition. Shipments shall be made pursuant to the directions of the Contracting Officer or Contract Property Administrator and the contractor must advise the Contract Property Administrator of the items shipped, date of shipment, number of crates or parcels, carrier’s name and the waybill number immediately after carrier’s pickup.

CHAPTER V: CONTRACT CLOSE-OUT

FINAL INVENTORY AND CERTIFICATION

At the end of your contract you must conduct a final inventory. Employees who conduct inventories should not be the same individuals who maintain the property records.

Inventory Requirements

The final inventory will cover all property items furnished or acquired under the terms of your contract, including nonexpendable/expendable property items regardless of cost, and supply items and material not consumed during contract performance. The amount of accrued lease credits for leased property will also be included on the final inventory. Advise the Contract Property Administrator of any and all unusual circumstances related to the inventory. Failure to provide the prescribed final inventory will delay contract close-out and final payment.

You are required to report the following information on your final inventory:

HHS decal number

Associated HHS decal numbers

Item Description

Acquisition Cost

Manufacturer’s name

Condition Code

Manufacturer’s Model Number

Quantity

Manufacturer’s Serial Number

Physical Location of Item

Certification

Final inventories must include the following certifications:

“I certify that except for items consumed in the performance of the contract, this inventory includes all materials, supplies and equipment furnished by the Government or acquired by the contractor for the account of the Government under contract number             .”

“I further certify that all property is in a state free from contamination by any hazardous or toxic substances, and require no additional clean-up or decontamination efforts.”

Contractors that have no government property in their possession must submit a certification to that effect.

Follow-On Inventories

When government property under your contract is being transferred to another contract, it is suggested that a joint inventory be conducted. This may effect the transfer of the property, relief or liability for the closing contractor and receipt by the follow-on contractor.

Government Terminates Contract

If the Government elects to terminate a contract for the convenience of the Government, the requirements for a termination inventory are the same as outlined for a final inventory. The termination inventory must be conducted primarily to disposal purposes.

Subcontractor Inventories

Prime contractors must submit a consolidated inventory report of all government property, to include subcontractor inventory. Subcontractors should report their inventories to the prime contractor. Subcontractor inventory is reported in the same detail as outlined for prime contractors, state the location of the subcontractor property being reported.

DISPOSITION OF PROPERTY

Your Contract Property Administrator will provide written instructions for the disposition of your property. You may remove government property from your site only in accordance with those instructions. You are responsible for the property until final disposition has been completed.

Leased Property

Notify your Contract Property Administrator at least 45 days before a lease arrangement is terminated, and report the status of any purchase credits. This applies to leases due to expire when your contract ends, and to leases that continue after the completion or termination of your contract. If the lease is expiring, the Government may elect to purchase the item, or if the lease has not expired, the Government may choose to buy out the lease. Your advance notice to the Contract Property Administrator will permit sufficient time for a determination to be made.

Disposal Options

In disposing of the property, the Government may elect to exercise any of the options described below:

If a cost reimbursement-type contract allow the contractor to buy contractor-acquired items/inventory at 100% of acquisition value; return the items/inventory to the original supplier for credit, less any reasonable restocking charge. (Do not finalize the purchase or return any merchandize without written instructions from the Contract Property Administrator ); transfer all or part of the inventory to another contract; transfer the inventory to a licensee by means of a Revocable License Agreement for a loan; have the inventory returned to HHS; or report the inventory as excess.

Other options the Government may consider for the disposition of your property include sale to the public, donation, abandonment, scrapping destruction. Your Contract Property Administrator will provide specific written instructions for the disposal of your property.

CHAPTER VI: SPECIAL CONSIDERATIONS

Chapters 1, 2, 3, 4, 5 apply to all contractors. Portions of Chapter VI may also apply to you. If your contract falls in any of these categories, read the appropriate section of the chapter; On-site contractors, foreign governments or international organizations, non-profit or educational organizations, and government vehicles. The information that appears in Chapter VI is supplementary to the first five chapters, describing only additional information or special considerations.

ON-SITE CONTRACTORS

On-site contractors are organizations working under contract on HHS premises. Any use of government real and personal property must be authorized in the contract as GFP, or on an “access to…” basis. In either instance, it will be itemized in the basic contract or in a subsequent contract modification.

Suspected Theft Property

The procedures for missing, stolen and damaged property vary slightly for on-site contractors when theft or suspected theft is involved. Notify HHS internal security office as well as your Contract Property Administrator.

On-site contractors are guided by the instructions, procedures, and practices outlined in Chapters 1, 2, 3, 4, 5 of the Guide. In these chapters, the requirements for inventories, points of contact, acquisitions, transfers, disposition and other property administration areas are covered.

FOREIGN GOVERNMENTS/INTERNAL ORGANIZATIONS

This section pertains to contractors that are foreign governments or international organizations. Before awarding this type of contract, the Contracting Officer will determine whether costs will be recovered or rental charged for the use of government-furnished property. The contract will specify if property is provided on a rental or non-rental basis. The official property records will be maintained by HHS for all foreign governments and international organizations.

Foreign governments or international organizations performing cost-reimbursement contracts may be permitted to carry insurance for loss or damage to government property, and the cost of the insurance permitted as an allowable expense to the contract, or they may claim immunity from liability, as determined by the Contracting Officer.

Contractors that are foreign governments or international organizations are guided by the instructions, procedures, and practices outlined Chapters 1-5 of this Guide. In those chapters, The requirements for inventories, points of contact, acquisitions, transfers, disposition and other property administration areas are covered.

NON-PROFIT/EDUCATION ORGANIZATIONS

When contractor-acquired property is authorized for a non-profit or educational organization under a HHS contract with the primary purpose of research, there are special conditions for the vesting of title. Except as outlined in this section of the Guide, or in the contract, title to CAP ordinarily vests in the non-profit or educational organization working under a research contract. At the Government’s discretion, however, in some instances title may vest in the Government, and the non-profit/educational organization will be subject to the requirements described in Chapters 1, 2, 3, 4, 5 of this Guide.

Acquisitions: Less than $5000/$1000

If you are classified in the basic contract or subsequent modifications as an educational or non-profit institution, and you obtain the Contracting Officer’s approval before acquisition of the property, you will automatically acquire and retain title for any items of personal property costing less than $5000 acquired on a reimbursable basis. Contracts awarded prior to the implementation of the Federal Acquisition Regulation (FAR) in April 1984 must use $1000 as the dollar figure for vesting title.

The Acquisition of all property items under the contract requires the prior approval of the Contracting Officer. Within ten days after the end of the calendar quarter during which you receive property, you must furnish the Contracting Officer and the Contract Property Administrator with a list of CAP valued at less than $5000/$1000 - refer to FAR Part 45 - Government Property for more information.

Acquisitions: More than $5000/$1000

If property costs $5000/$1000 or more, and the parties specifically agree in the contract, title may:

vest in the contractor upon acquisition;

vest in the contractor, subject to the Government’s right to direct transfer of the title to the Government or to a third party within 12 months after contract completion/termination; or

vest in the Government if the Contracting Officer determines that vesting of title in the contractor would not further the objectives of the Agency’s research program.

All acquisitions of contractor-acquired property valued at $5000/$1000 or more must be reported on Standard Form 1428 Inventory Schedule to the Contract Property Administrator. A copy of the form must be attached to the reimbursement voucher.

Title Consideration

When title to CAP vests in a non-profit/educational institution, neither depreciation, amortization or use changes are allowable for those items under any existing or future government contracts or subcontracts. Title may not be transferred to the contractor if the contract is performed at a government installation (on-site) and there is a continuing need for the property following contract completion. The absence of an agreement covering title to property that cost $5000/$1000 or more and that was acquired by the contractor with government funds does not limit the Agency’s right to act to vest title in a contractor. If there is no contract clause showing who has title, the Contract Property Administrator will record the vesting of title to the property in HHS.

Non-profit/educational organizations using property titled in HHS are guided by the instructions, procedures and practices outlined in Chapters 1-5 of this Guide. In these chapters, the requirements for inventories, points of contact, acquisitions, transfers, disposition and other property administration areas are covered.

VEHICLES

This section covers basic information about government vehicles authorized under your contract. If you need additional information, contact your Contract Property Administrator.

Title/Certification of Origin

If you are authorized to acquire vehicles under your contract, you must ensure that each vehicle is registered in HHS’ name on the title/certification of origin. Do not register government vehicles with the State: HHS will furnish license tags.

How to Obtain License Tags

You may request license tags in advance, upon receipt of the Notification of Shipment from the vendor. Complete a Standard Form 1428 Inventory Schedule (New Window) to request tags; be sure to attach a copy of the Notification of Shipment. The purpose of using Standard Form 1428 Inventory Schedule in this instance is to provide the information HHS needs for processing your license tags. Report the acquisition of the vehicle to Standard Form 1428 Inventory Schedule in the standard format (see Chapter 7 for details). After the vehicle is received, forward the title/certificate of origin to the Contract Property Administrator. Please furnish the name and telephone number of your contact point for government property.

Returning License Tags

It is your responsibility to return the license tags to your Contract Property Administrator when the vehicle is taken out of service. If the vehicle is replaced, new tags must be issued for the replacement vehicles.

Identification of Government Vehicles

The Contract Property Administrator will provide license tags, legends and Agency decals to identify the vehicle as HHS-owned.

Trailers

If you receive a title/certificate of origin for a trailer you acquire under your contract, forward the title or certificate to your Contract Property Administrator.

Reporting Requirements

There are special reporting requirements for government vehicles; they are outlined in the following section:

Accident Reports

If a government vehicle is involved in an accident, complete a report of the incident. Forward two copies of the accident report to your Contract Property Administrator, and keep a copy for your files.

Maintenance Records

You must ensure that government vehicles authorized under your contract are maintained in safe, mechanically sound condition. Keep current records of the cost and type of maintenance performed, such as oil changes, tire rotations, and tune-ups. Your maintenance records must include back-up documentation; these records are subject to review by the Government.

Vehicle Reports

Submit a report to your Contract Property Administrator listing all vehicles under your contract, and identifying projected vehicle acquisition needs for the next one year period. Include a copy of your maintenance records/log for the current quarter, showing the type and cost of maintenance performed. You do not need to send copies of the supporting documentation.

Vehicle Listing

Include the following information in your vehicle listing:

Type of vehicle (e.g..... sedan or station wagon)

Model, make and year (e.g.... 1990 Chevrolet Blazer)

License tag number

Serial number

Vehicle mileage

Vehicle location

Name and telephone number of your property contact.

Projected Vehicle Acquisitions

In your annual report, identify your projected vehicle acquisition needs for the next one year period, to include replacements and additional vehicles. The standard lead time for acquiring vehicles through GSA is 8-10 months. Thus, it is essential that you provide HHS sufficient time to process your request.

Disposal

If you have been authorized by the Contract Property Administrator to dispose of HHS vehicles through release to a state agency or buyer, you may not release the vehicle(s) until the Contract Property Administrator provides you with one of the following:

a transfer of title initiated by the Contract Property Administrator, or

SF-97, Certificate of Release of a Vehicle. This requires the signature of the buyer/receiver and provides written instructions about relief of accountability.

GSA Vehicles

A contractor may be authorized by the Contracting Officer to lease GSA vehicles. The Contract Property Administrator will assist in implementing this with GSA’s Interagency Fleet Management System.

CHAPTER VII: FORMS AND INSTRUCTIONS

This chapter provides a sample form and specific instructions for the completion of Standard Form 1428 Inventory Schedule. Use of the form is discussed in Chapter 4 of this Guide. In the section entitled Reporting and Reimbursement for Acquisitions. If you need additional forms during the life of your contract, contact your Contract Property Administrator.

Standard Form 1428 Inventory Schedule

Standard Form 1428 Inventory Schedule (New Window) is used to report the receipt of accountable government-furnished/ contractor-acquired property that is purchased, leased or rented.

Reporting Component Parts

The acquisition of leased property must be reported on Standard Form 1428 Inventory Schedule if the acquisition value of the leased item exceeds the accountable threshold and if the lease term exceeds two months. The following information must be reported on the form: acquisition value, duration of lease, expiration date, monthly rental or lease cost, and buy-out value.

GLOSSARY

Abandonment - Leaving government-owned property in a non-federal location following expiration of a contract, or following a determination that the item is no longer recruited for use on the contract. Abandonment may be authorized by the Government if no other alternative is available for disposal due to the item’s low value or condition and as long as the property is free from contamination.

Accountable Personal Property

Non-expendable personal property with an acquisition cost of $1000 or more, and sensitive items regardless of dollar value.

Cannibalization

The removal of serviceable components from otherwise unserviceable government property. Authorization is required before government property may be cannibalized.

Component Part

Nonexpendable property which is installed or affixed to an item of accountable property. It must be integral to the functioning of the main unit and not have the capacity to stand alone. Examples include, a memory board for a computer and a probe for a photo ionizer.

Condition Codes

Appraisals of the current condition of government accountable property through the assignment of designated codes. For example, condition code “1” refers to unused property in good condition. See appendix A for the list of condition codes.

Contaminated Property

Equipment/supplies that have been exposed to toxic or radioactive materials, chemicals or other waste products which render them unsafe for use.

Contract Modification

A negotiated or unilateral change in the basic contract that alters funding, scope of work, personnel, government property authorizations, or any other terms of the basic contract.

Contracting Officer’s Authorization (COA)

A document issued by a Contracting Officer to a Contractor to authorize the purchase of contractor acquired property.

Contractor-Acquired Property

Property purchased or otherwise provided by the contractor using contract funds and reportable as government property.

Customer Supply Center

A supply operation maintained by the General Services Administration (GSA) for the Government and its authorized contractors. The Customer Supply Center is used to procure small quantity orders of supply items. A contractor may be authorized by the Contracting Officer to use this source of supply.

Decals

Tags designed and used in HHS to identify Agency property. Decals are affixed to accountable property and display the specific numbers assigned to individual items of government property.

Disposition

The sale, transfer (without the exchange of funds), donation, destruction, or abandonment of property.

Excess Property

Government property that is not required for immediate or foreseeable use.

Expendable Property

Supplies and materials that are consumed or expended routinely; that lose their identify under contract performance; such as pens, pencils and typewriter ribbons.

Facilities

Property used in accordance with terms of the contract for production, maintenance, research, development, or testing. The term does not include material, special test equipment, special tooling, or Agency-peculiar property, but it does include plant equipment and real property.

Fedstrip

An acronym (Federal Standard Requisitioning and Issue Procedures) referring to a procedure used by the Government and its authorized contractors to procure goods from the General Services Administration (GSA). A contractor may be authorized by the Contracting Officer to use this source of supply.

Follow-On Contract

A contract that is re-competed or renewed and awarded to the same or different contractor.

Government-Furnished Property

Property in the possession of or acquired directly by the Government, and subsequently delivered or otherwise made available to the contractor.

Government Property

All real and/or personal property owned by, or leased to the Government under the terms of a contract. Government property includes government-furnished and contractor-acquired property.

Hazard-Free Certification

A certification stating an item(s) is free from contamination. It is submitted when government property is no longer required at the contractor’s facility or upon conclusion of the contract.

Leased Property

Property that is either acquired by the contractor or the Government under a lease agreement.

Liability

The degree of a contractor’s obligation to the Government for contractor inventory.

Material

All items not identified as equipment which are necessary for the equipping, maintenance, operating and support of government activities whether administrative or operational.

Materiel

Items that are generally referred to as supplies, material, apparatus, and equipment.

Modification

A negotiated or unilateral change in the basic contract that alters funding, scope of work, personnel, government property authorizations, or any other items of the basic contract.

Nonexpendable Property

Personal property which is durable with an expected useful life of two or more years, is complete in itself, and does not lose its identity or become a component part of another item.

Non-Profit Organization

Any corporation, foundation, trust, educational or other institution recognized by HHS and referenced in the contract as operated for scientific or educational purposes, not organized for profit, and no part of the net earnings of another corporation which inures to the profit of any private shareholder or individual.

Personal Property

All government property, excluding real property, which is either furnished by the Government or acquired with contract funds.

Physical Inventory

A wall-to-wall sighting and recording of all equipment items within a certain area. The types of inventories are start-up, annual, special and final.

Precious Metals

Uncommon and highly valuable metals characterized by their superior resistance to corrosion and oxidation, such as platinum and gold.

Property

Both real and personal. It includes facilities, supplies and material, special tooling, special test equipment, furniture, office equipment, ADP hardware and Agency-peculiar property.

Property Control System

Identifies a contractor’s internal management program encompassing the protection, preservation, accounting for, and control of government property from its acquisition through disposal.

Property Management

The overall responsibility required for the management, acquisition, utilization and disposal of personal property.

Real Property

Buildings, grounds, improvements, structures, and features permanently installed in, or attached to, facilities.

Salvage

Property that has no reasonable prospect of sale or use as serviceable property without major repairs because of its worn, damaged, deteriorated, or incomplete condition or its specialized nature. While salvage has no reasonable prospect of sale or use without major repairs. It has some value in excess of its scrap value.

Scrap

Property that has no reasonable prospect of being sold except for the recovery value of its basic material content.

Screening

The examination of excess property by government or contractor employees to determine its usefulness. A “screening pass” is issued by the HHS Contract Property Administrator to contractor personnel, granting access to GSA holding areas.

Sensitive Items

Items of personal property (supplies and equipment) that are highly desirable and easily converted to person use; these items maybe subject to additional controls. (See Appendix C)

Special Test Equipment

Units that are engineered, designed, fabricated or modified to accomplish special purpose testing. Special test equipment consists of items or assemblies of equipment that are interconnected and interdependent, becoming a new functional entity for special testing purposes.

Start-Up Inventory

Physical inventory of GFP performed shortly after contract award and reported to the Control Property Administrator.

Stock Record

A perpetual inventory that is maintained for supply and materiel items, and shows by nomenclature the quantities of each item, issues, and balance on hand.

Subcontractor

An organization responsible directly to the prime contractor. Assists the contractor in carrying out the scope of work.

Supply Item

A category of government property that is of a low dollar value and generally has a life expectancy of less than two years.

Surplus Property

Government-owned personal property classified previously as excess but not requested for transfer by any federal agency; thus, it is available for donation or sale.

Title

The legal right to claim, control, and dispose of property as a result of a purchase.

Trade-In

The exchange of an item of property for a similar replacement whereby the vendor agrees to apply the value of the replaced item toward the purchase price of the new item.

Unauthorized Property

Government-furnished or contractor-acquired property that is not authorized by an appropriate contract clause and/or modification and is in the possession of a contractor.

Unrequired Property

Government-furnished property or property acquired by the contractor during the life of the contract that is no longer needed to perform the scope of work under the contract for which it is authorized.

Voucher

Document prepared by the contractor for reimbursement of appropriate expenses incurred.

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HHS Contracting Guide for Contract of Government Property